Exhibit 3.1

Articles of Association

Statuten der TE Connectivity Ltd.	Articles of Association of TE Connectivity Ltd.

I. Firma, Sitz, Zweck und Dauer der Gesellschaft	I. Company Name, Domicile, Purpose and Duration of the Company

Art. 1 Firma und Sitz	Art. 1 Name and Domicile

[1]Unter der Firma	[1]Under the company name of

TE Connectivity Ltd. (TE Connectivity AG) (TE Connectivity SA)	TE Connectivity Ltd. (TE Connectivity AG) (TE Connectivity SA)

besteht eine Aktiengesellschaft gemäss den Bestimmungen des OR mit Sitz in Schaffhausen.	a corporation exists according to the provisions of the CO having its seat in Schaffhausen.

[2]Sofern in diesen Statuten nicht anders vorgesehen, haben definierte Begriffe die Bedeutung gemäss Art. 33 und 34 dieser Statuten.	[2]Unless otherwise defined in these Articles of Association, capitalized terms shall have the meaning ascribed to such terms in art. 33 and 34 hereof.

Art. 2 Zweck	Art. 2 Purpose

[1]Hauptzweck der Gesellschaft ist der Erwerb, das Halten und der Verkauf von Beteiligungen an Unternehmen, insbesondere in der Elektronikbranche. Die Gesellschaft kann Finanz- und Managementtransaktionen ausführen. Sie kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten. Die Gesellschaft kann im In- und Ausland Grundstücke erwerben, halten und veräussern.

[1]The main purpose of the Company is to acquire, hold, manage, and sell equity participations, in particular in the electronics business. The Company may carry out finance and management transactions and may set up branches and subsidiaries in Switzerland and abroad. The Company may acquire, hold and sell real estate in Switzerland and abroad.

[2]Die Gesellschaft kann alle Tätigkeiten ausüben und Massnahmen ergreifen, die geeignet erscheinen, den Zweck der Gesellschaft zu fördern oder mit diesem zusammenhängen.	[2]The Company may engage in all types of transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related to the same.

Art. 3 Dauer	Art. 3 Duration

Die Dauer der Gesellschaft ist unbeschränkt.	The duration of the Company is unlimited.

II. Aktienkapital	II. Share Capital

Art. 4 Aktienkapital	Art. 4 Share Capital

[1]Das Aktienkapital der Gesellschaft beträgt CHF 236,016,697.17. Es ist eingeteilt in 414,064,381 Namenaktien mit einem Nennwert von CHF 0.57 je Aktie.	[1]The Company’s share capital is CHF 236,016,697.17. It is divided into 414,064,381 registered shares with a par value of CHF 0.57 each.

[2]Das Aktienkapital ist voll liberiert.	[2]The share capital is fully paid up.

Art. 5 Genehmigtes Aktienkapital	Art. 5 Authorized Capital

[1]Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 6. März 2015 im Maximalbetrag von CHF 118,008,348.30 durch Ausgabe von höchstens 207,032,190 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 0.57 je Aktie zu erhöhen.

[1]The Board of Directors is authorized to increase the share capital at any time until 6 March 2015 by an amount not exceeding CHF 118,008,348.30 through the issuance of up to 207,032,190 fully paid up registered shares with a par value of CHF 0.57 each.

[2]Erhöhungen durch Festübernahmen und Erhöhungen in Teilbeträgen sind zulässig. Der Verwaltungsrat legt den Zeitpunkt der Ausgabe, den Ausgabebetrag, die Art, wie die neuen Aktien zu liberieren sind, den Beginn der Dividendenberechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der Bezugsrechte, welche nicht ausgeübt werden, fest.

[2]Increases through underwritten offerings or in partial amounts are permitted. The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new shares have to be paid up, the date from which the shares carry the right to dividends, and the conditions for the exercise of preemptive rights that have not been exercised.

[3]Der Verwaltungsrat kann nicht ausgeübte Bezugsrechte verfallen lassen oder kann Bezugsrechte, welche nicht ausgeübt wurden oder Aktien, für welche Bezugsrechte nicht ausgeübt wurden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.

[3]The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place the preemptive rights which have not been exercised or shares the preemptive rights of which have not been exercised at market conditions or use them otherwise in the interest of the Company.

[4]Der Verwaltungsrat kann die Bezugsrechte der Aktionäre beschränken oder entziehen und einzelnen Aktionären oder Dritten zuweisen:	[4]The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to individual shareholders or third parties:

(a) wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird;	(a) if the issue price of the new shares is determined by reference to the market price;

(b)                       für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Transaktionen oder die Finanzierung von neuen Investitionsvorhaben der Gesellschaft;

(b)                          for the acquisition of an enterprise, part(s) of an enterprise or investments, or for the financing or refinancing of any such transactions, or for the financing of new investment plans of the Company;

(c)                        zum Zweck der Erweiterung des Aktionärskreises in gewissen Finanz- oder Investorenmärkten, zur Beteiligung von strategischen Partnern oder im Zusammenhang mit der Kotierung neuer Aktien an in- oder ausländischen Börsen;

(c)                           for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the investment of strategic partners, or in connection with the listing of new shares on domestic or foreign stock exchanges;

(d)                       für die Einräumung einer Mehrzuteilungsoption (“Greenshoe”) von bis zu 20% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs;

(d)                          for purposes of granting an over- allotment option (“greenshoe”) of up to 20% of the total number of shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s);

(e)                        für die Beteiligung von Verwaltungsräten der Gesellschaft, Mitgliedern der Geschäftsleitung, Mitarbeitern, Beauftragten, Beratern oder anderer Personen, die der Gesellschaft oder einer ihrer Tochtergesellschaften oder Nahestehende Gesellschaften Dienstleistungen erbringen; oder

(e)                           for the participation of Directors of the Company, members of the executive management, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its subsidiaries or Affiliates; or

(f)                         zur Abwehr eines unterbreiteten, angedrohten oder potentiellen Übernahmeangebotes, welches der Verwaltungsrat, nach Konsultation mit einem von ihm beigezogenen unabhängigen Finanzberater, den Aktionären nicht zur Annahme empfohlen hat, weil der Verwaltungsrat das Übernahmeangebot gegenüber den Aktionären nicht als fair beurteilt hat.

(f)                            for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be fair to the shareholders.

[5]Der Erwerb von Namenaktien aus genehmigtem Kapital zu allgemeinen Zwecken sowie alle weiteren Übertragungen von Namenaktien unterliegen den Beschränkungen gemäss Art. 8 der Statuten.

[5]The acquisition of registered shares out of authorized share capital for general purposes and any further transfers of registered shares shall be subject to the restrictions specified in Art. 8 of the Articles of Association.

Art. 6 Bedingtes Aktienkapital	Art. 6 Conditional Share Capital

[1]Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 118,008,348.30 durch Ausgabe von höchstens 207,032,190 vollständig zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.57 erhöht

[1]The share capital of the Company shall be increased by an amount not exceeding CHF 118,008,348.30 through the issue of a maximum of 207,032,190 registered shares, payable in full, with a par value of CHF 0.57 each

(a)                       durch die Ausübung von Wandel-, Options-, Tausch-, Bezugs-, oder ähnlichen Rechten, welche Dritten oder Aktionären in Verbindung mit auf nationalen oder internationalen Kapitalmärkten neu oder bereits begebenen Anleihensobligationen (inklusive Wandel- und Optionsanleihen), Optionen, Warrants oder anderen Finanzmarktinstrumenten oder neuen oder bereits bestehenden vertraglichen Verpflichtungen der Gesellschaft, einer ihrer Gruppengesellschaften oder einer ihrer Rechtsvorgänger eingeräumt werden (nachfolgend die “mit Rechten verbundenen Obligationen”); und/oder

(a)                          through the exercise of conversion, option, exchange, warrant or similar rights for the subscription of shares granted to third parties or shareholders in connection with bonds (including convertible bonds and bonds with options), options, warrants or other securities issued or to be issued in national or international capital markets or new or already existing contractual obligations by or of the Company, one of its group companies or any of their respective predecessors (hereinafter the “Rights-Bearing Obligations”); and/or

(b)                       durch die Ausübung von Rechten aus mit Rechten verbundenen Obligationen, welche an Mitglieder des Verwaltungsrats, Mitglieder der Geschäftsleitung, Arbeitnehmer, Beauftragte, Berater oder andere Personen, welche für die Gesellschaft, ihre Gruppengesellschaften oder Nahestehende Gesellschaften Dienstleistungen erbringen, gewährt wurden.

(b)                          the exercise of rights attached to Rights-Bearing Obligations granted to members of the Board of Directors, members of the executive management, employees, contractors, consultants or other persons providing services to the Company, group companies or Affiliates.

[2]Der Verwaltungsrat legt die Ausgabekonditionen für die mit Rechten verbundenen Obligationen fest, inklusive die Bedingungen für die Wandlung, die Option, den Tausch, den Bezug oder ähnliche Rechte.	[2]The Board of Directors shall determine the issue conditions for the Rights-Bearing Obligations including the conditions for the conversion, option, exchange, warrant or similar rights.

[3]Die Bezugsrechte der Aktionäre bezüglich der Aktien, welche gemäss diesem Artikel ausgegeben werden, sind ausgeschlossen. Berechtigt zum Bezug neuer Aktien sind die obgenannten Inhaber der mit Rechten verbundenen Obligationen gemäss Art. 6 lit. b oder die in Art. 6 lit. a aufgeführten Personen.

[3]Shareholders’ preemptive rights are excluded with respect to new shares issued in accordance with this article. Holders of the Rights-Bearing Obligations according to art. 6 para. 1 lit. b and the persons listed in art. 6 para. 1 lit. a above, respectively, are entitled to the new shares to be issued upon conversion, exercise or exchange.

[4]Die Vorwegzeichnungsrechte der Aktionäre bei der Ausgabe von mit Rechten verbundenen Obligationen durch die Gesellschaft oder eine ihrer Gruppengesellschaften können durch Beschluss des Verwaltungsrates beschränkt oder aufgehoben werden, wenn (i) die Ausgabe zum Zweck der Finanzierung oder Refinanzierung einer Übernahme von Unternehmen, Unternehmensteilen, Beteiligungen oder Investitionen dient oder (ii) die Ausgabe auf nationalen oder internationalen Finanzmärkten oder im Rahmen einer Privatplatzierung erfolgt oder (iii) zur Abwehr eines unterbreiteten, angedrohten oder potentiellen Übernahmeangebotes, welches der Verwaltungsrat, nach Konsultation mit einem von ihm beigezogenen unabhängigen Finanzberater, den Aktionären nicht zur Annahme empfohlen hat, weil der Verwaltungsrat das Übernahmeangebot gegenüber den Aktionären nicht als fair beurteilt hat.

[4]Shareholders’ advance subscription rights with regard to the issuance of the Rights-Bearing Obligations by the Company or one of its group companies may be withdrawn or limited by the Board of Directors if (i) the issuance is for purposes of financing or refinancing the acquisition of an enterprise, part(s) of an enterprise, investments in equity or other investments, or (ii) the issuance occurs in the national or international capital markets or through a private placement or (iii) for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be fair to the shareholders.

[5]Werden Vorwegzeichnungsrechte beschränkt oder aufgehoben und nicht indirekt gewährt, gilt vorbehältlich Art. 6 Abs. 6 Folgendes:	5If advance subscription rights are limited or excluded and not granted indirectly then, subject to art. 6 para. 6 below:

(a) die mit Rechten verbundenen Obligationen sind zu den jeweils marktüblichen Bedingungen auszugeben oder einzugehen;	(a) the Rights-Bearing Obligations shall be issued or entered into at market conditions;

(b) die mit Rechten verbunden Obligationen sind höchstens während 30 Jahren ab dem jeweiligen Zeitpunkt der betreffenden Ausgabe oder des betreffenden Abschlusses wandel-, tausch-, oder ausübbar; und	(b) the Rights-Bearing Obligations may be converted, exchanged or exercised during a maximum period of 30 years from the date on which the Rights-Bearing Obligations are issued; and

(c)                        der Wandlungs-, Tausch-, oder Ausübungspreis der mit Rechten verbundenen Obligationen ist mindestens unter Berücksichtigung des Marktpreises im Zeitpunkt der Ausgabe der mit Rechten verbundenen Obligationen festzusetzen.

(c)                           the conversion, exchange or exercise price of the Rights-Bearing Obligations is to be set at least in line with the market conditions prevailing at the date on which the Rights-Bearing Obligations are issued.

[6]Neue Aktien, welche gemäss Art. 6 Abs. 1 lit. b ausgegeben werden, können zu einem Preis ausgegeben werden, der unter dem aktuellen Marktpreis liegt. Der Verwaltungsrat bestimmt die genauen Ausgabekonditionen, inklusive den Ausgabepreis der Aktien.

[6]Any new shares issued in accordance with art. 6 para. 1 lit. b may be issued at a price below the then current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.

[7]Der Erwerb von Namenaktien durch Ausübung von Wandel- oder Optionsrechten sowie alle weiteren Übertragungen von Namenaktien unterliegen den Beschränkungen gemäss Art. 8.	[7]The acquisition of registered shares through the exercise of conversion rights or warrants and any further transfers of registered shares shall be subject to the restrictions specified in art. 8.

Art. 7 Aktienzertifikate	Art. 7 Aktienzertifikate

[1]Ein Aktionär ist jederzeit berechtigt, von der Gesellschaft eine schriftliche Bestätigung für die Anzahl der von ihm gehaltenen Aktien in einer für den Transfer Agent verwendbaren Form zu erhalten. Aktionäre haben hingegen kein Recht auf Druck und Auslieferung von Aktienzertifikaten.

1A shareholder may at any time request from the Company written evidence of the number of registered shares held by it in a form suitable for presentation to the Transfer Agent (as defined below). The shareholder is not entitled, however, to request that an Aktienzertifikat representing the registered shares be printed and delivered.

[2]Die Gesellschaft kann zu jedem Zeitpunkt Aktienzertifikate herausgeben und kann zudem, das Einverständnis des betroffenen Aktionärs vorausgesetzt, bereits herausgegebene Aktienzertifikate ersatzlos annullieren.

[2]The Company may at any time issue and deliver Aktienzertifikate for the shares, and may, with the consent of the shareholder, cancel issued Aktienzertifikate that are delivered to it without replacement.

[3]Nicht verurkundete Aktien und die damit verbundenen Rechte können nur durch Abtretung übertragen werden. Eine solche Abtretung bedarf zur Wirksamkeit gegenüber der Gesellschaft der Anzeige an die Gesellschaft. Werden nicht verurkundete Aktien für Aktionäre von einem Transfer Agenten, einer Trust-Gesellschaft, Bank oder einer ähnlichen Gesellschaft, welche die Buchwerte der Aktien führt (nachfolgend als der “Transfer Agent”) verwaltet, so können diese Aktien und die damit verbundenen Rechte nur unter Mitwirkung des Transfer Agent übertragen werden.

[3]Shares not represented by Aktienzertifikate and rights arising therefrom may be transferred only by assignment. For the assignment to be valid against the Company, notification to the Company shall be required. If shares not represented by Aktienzertifikate are administered on behalf of a shareholder by a transfer agent, trust company, bank or similar entity handling the book entries of such shares (the “Transfer Agent”), such shares and the rights arising therefrom may be transferred only with the cooperation of the Transfer Agent.

[4]Werden nicht verurkundete Aktien zugunsten von jemand anderem als dem Transfer Agent verpfändet, so ist zur Gültigkeit der Verpfändung eine Anzeige an den Transfer Agent erforderlich.	4If shares not represented by Aktienzertifikate are pledged in favor of any person other than the Transfer Agent, notification to such Transfer Agent shall be required for the pledge to be effective.

5Für den Fall, dass die Gesellschaft beschliesst, Aktienzertifikate zu drucken und auszugeben, müssen die Aktienzertifikate die Unterschriften von zwei zeichnungsberechtigten Personen tragen. Mindestens eine dieser Personen muss ein Mitglied des Verwaltungsrates sein. Faksimile-Unterschriften sind erlaubt.

5If the Company decides to issue and deliver Aktienzertifikate, the Aktienzertifikate shall bear the signatures of two duly authorized signatories of the Company, at least one of which shall be a Director. These signatures may be facsimile signatures.

[6]Die Gesellschaft kann in jedem Fall Aktienzertifikate ausgeben, die mehr als eine Aktie verkörpern.	[6]The Company may in any event issue share Aktienzertifikate representing more than one share.

[7]Falls die Gesellschaft an einer nicht-schweizerischen Börse kotiert ist, ist die Gesellschaft berechtigt, die einschlägigen ausländischen Bestimmungen im Zusammenhang mit diesem Artikel zu befolgen.

7In case the Company is listed on any non-Swiss stock exchange the Company is permitted to comply with the relevant rules and regulations that are applied in that foreign jurisdiction with regard to the subject of this article.

Art. 8 Aktienbuch	Art. 8 Shareholders Register

[1]Die Gesellschaft oder von ihr beauftragte Dritte führen ein Aktienbuch. Darin werden die Eigentümer und Nutzniesser der Aktien, einschliesslich Nominees, mit Namen und Vornamen, Wohnort, Adresse und Staatsangehörigkeit (bei juristischen Personen mit Firma und Sitz), der Anzahl und Beschreibung der gehaltenen Aktien, dem Datum, zu welchem eine Person ins Aktienbuch eingetragen wurde wie auch das Datum, an welchem eine Person ihre Aktionärseigenschaft aufgegeben hat, eingetragen.

[1]The Company shall maintain, itself or through a third party, a share register. The share register shall list the surname, first name, address and citizenship (in the case of legal entities, the company name and company seat) of the holders and usufructuaries of the shares, including the Nominees, the number and description of the shares held, the date on which each person was entered in the register and the date on which any person ceased to be a shareholder.

[2]Ändert eine im Aktienbuch eingetragene Person ihre Adresse, so hat sie dies dem Aktienbuchführer mitzuteilen. Solange dies nicht geschehen ist, gelten alle brieflichen Mitteilungen der Gesellschaft an die im Aktienbuch eingetragenen Personen als rechtsgültig an die bisher im Aktienbuch eingetragene Adresse erfolgt. Die Gesellschaft ist berechtigt, die im Aktienbuch vermerkten Aktionäre als den Eigentümer der jeweiligen Aktien zu behandeln. Die Gesellschaft ist nicht verpflichtet, nicht dem Aktienbuch entsprechende Ansprüche Dritter auf Aktien der Gesellschaft anzuerkennen.

[2]Any person recorded in the share register shall notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Company to persons of record shall be deemed to have validly been made if sent to the address recorded in the share register. The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

[3]Wer Aktien der Gesellschaft erwirbt, wird auf Antrag hin im Aktienbuch als Aktionär mit Stimmrecht eingetragen, falls der Verwaltungsrat der Eintragung als Aktionär mit Stimmrecht zustimmt. Die Eintragung kann gestützt auf die in diesem Art. 8 genannten Gründe verweigert werden.

3An acquirer of shares shall be recorded upon request in the share register as a shareholder with voting rights, provided that the Board of Directors approves the entry. Registration may be refused on the grounds listed in this art. 8.

[4]Erklärt ein Erwerber auf Anfrage nicht ausdrücklich, dass er die Aktien im eigenen Namen und für eigene Rechnung erworben hat, kann der Verwaltungsrat die Eintragung als Aktionär mit Stimmrecht im Aktienbuch verweigern. Nominees, die Aktien im eigenen Namen aber auf fremde Rechnung halten, können durch den Verwaltungsrat im Aktienbuch als Aktionäre mit Stimmrecht eingetragen werden. Wirtschaftliche Eigentümer von Aktien, welche Aktien über Nominees halten, üben ihre Aktionärsrechte über den Nominee aus. Die Gesellschaft kann jederzeit verlangen, dass ihr die Namen, Adressen und Aktienbestände von Personen offengelegt werden, für welche Nominees Aktien halten. Wenn ein Clearing Nominee Vollmachten an Teilnehmer gewährt, müssen die Teilnehmer gegenüber der Gesellschaft auf deren Anfrage hin die Namen, Adressen und Aktienbestände jeder Person offen legen, für die der Teilnehmer Aktien hält. Der Verwaltungsrat kann mittels einem Ermessensentscheid die Ausübung von Stimmrechten oder die Anerkennung von Vollmachten verweigern, wenn sich ein Nominee oder Teilnehmer weigert, gegenüber der Gesellschaft die obstehenden Umstände offen zu legen. Der Verwaltungsrat ist berechtigt, Clearing Nominees von dieser Regelung zu befreien.

[4]The entry of shares as shares with voting rights may be refused by the Board of Directors if a shareholder who acquired shares does not expressly declare upon request that such shareholder has acquired the shares in its own name and for its own account, provided, however, that the Board of Directors may register Nominees that hold shares in their own name, but for the account of third parties, as shareholders of record in the share register of the Company. Beneficial Owners of shares who hold shares through a Nominee exercise their shareholders’ rights through the intermediation of such Nominee. The Company may at its written request at any time ask for the names, addresses and the share holdings of each person for whom a Nominee is holding shares. If a Clearing Nominee grants proxies to Participants, the Participants must disclose to the Company at its written request the names, addresses and share holdings of each of the Persons on whose behalf it holds the shares. The Board of Directors may, in its discretion, refuse to give effect to any voting rights or proxy if a Nominee or Participant fails to make the required disclosure. The Board of Directors is authorized to exempt Clearing Nominees from these requirements.

[5]Dabei gelten juristische Personen, die durch Kapital, Stimmkraft, Leitung oder auf andere Weise miteinander verbunden sind, sowie alle natürlichen oder juristischen Personen, welche sich durch Absprache, Syndikat oder auf andere Weise zum Zwecke der Umgehung dieser Limite zusammentun, im Rahmen dieses Artikels als eine Person.

[5]Legal entities that are linked to one another through capital, voting rights, management or in any other manner, as well as all natural persons or legal entities achieving an understanding or forming a syndicate or otherwise acting in concert to circumvent the regulations concerning the limitation on registration, shall be counted as one Person within the meaning of this article.

[6]Lehnt der Verwaltungsrat die Eintragung als Aktionär mit Stimmrecht ab, benachrichtigt er den Aktionär innerhalb von 20 Tagen seit dem Eingang des vollständigen Eintragungsgesuchs über den ablehnenden Entscheid. Nicht anerkannte Aktionäre werden als Aktionäre ohne Stimmrecht ins Aktienbuch eingetragen.

6If the Board of Directors refuses to register a shareholder as a shareholder with voting rights, it shall notify the shareholder of such refusal within 20 days upon receipt of the complete application. Nonrecognized shareholders shall be entered in the share register as shareholders without voting rights.

[7]Der Verwaltungsrat kann nach Anhörung eines eingetragenen Aktionärs oder Nominees Eintragungen im Aktienbuch mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche Angaben zustande gekommen sind. In jedem Fall muss der Betroffene unverzüglich über die Streichung informiert werden.

[7]After hearing the shareholder or Nominee, the Board of Directors may cancel, with retroactive effect as of the date of the registration, the registration of shareholders if the registration was effected based on false information. The respective shareholder or Nominee shall be informed immediately of the cancellation of the registration.

[8]Der Verwaltungsrat kann Reglemente über die Eintragung von Aktionären, Nominees und Clearing Nominees erlassen, mit dem Ziel, die Einhaltung von Art. 8 zu gewährleisten. Der Verwaltungsrat oder eine vom Verwaltungsrat bezeichnete Stelle kann innerhalb des Rahmens schweizerischen Rechts Ausnahmen von den obgenannten Beschränkungen oder den damit verbundenen Verfahren gewähren.

[8]The Board of Directors may specify the details and issue regulations concerning the registration of shareholders, Nominees and Clearing Nominees to ensure the application of and compliance with this art. 8. The Board of Directors or a committee designated by the Board of Directors may, in accordance with Swiss law, allow exemptions from the limitation for registration in the share register or the procedures applicable in connection therewith.

[9]Die in diesem Art. 8 geregelte Eintragungsbeschränkung gilt auch für Aktien, die über die Ausübung eines Vorwegzeichnungs-, Bezugs-, Options-, Tausch-, oder Wandelrechts gezeichnet oder erworben werden.

[9]The limitation for registration provided for in this art. 8 shall also apply to shares acquired or subscribed by the exercise of preemptive, advance subscription, option, exchange or conversion rights.

[10]Falls die Gesellschaft an einer ausländischen Börse kotiert ist, ist die Gesellschaft berechtigt, die einschlägigen ausländischen Bestimmungen im Zusammenhang mit diesem Artikel zu befolgen.

10In case the Company is listed on any foreign stock exchange the Company is permitted to comply with the relevant rules and regulations that are applied in that foreign jurisdiction with regard to the subject of this article.

Art. 9 Ausübung von Aktionärsrechten	Art 9 Exercise of Rights

[1]Stimmrechte und damit verbundene Rechte können gegenüber der Gesellschaft nur von Aktionären, Nutzniessern oder Nominees in dem Ausmass ausgeübt werden, als sie im Aktienbuch als Aktionäre mit Stimmrecht eingetragen wurden. Art. 16 bleibt vorbehalten.

[1]Voting rights and appurtenant rights associated therewith may be exercised in relation to the Company by a shareholder, usufructuary of shares or Nominee only to the extent that such person is recorded in the share register as a shareholder entitled to vote. Art. 16 remains reserved.

[2]Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	[2]The Company recognizes only one representative per share.

III. Organisation der Gesellschaft	III. Organization of the Company

A. Die Generalversammlung	A. General Meeting of Shareholders

Art. 10 Befugnisse	Art. 10 Authority

[1]Die Generalversammlung ist das oberste Organ der Gesellschaft. Sie hat die folgenden unübertragbaren Befugnisse:	[1]The General Meeting of Shareholders is the supreme corporate body of the Company. It has the following non-transferable powers:

(a) die Festsetzung und die Änderung der Statuten;	(a) the adoption and amendment of the Articles of Association;

(b)                       die Wahl und Abwahl der Mitglieder des Verwaltungsrates, des Präsidenten des Verwaltungsrates, der Mitglieder des Ausschusses für Vergütungsfragen (der “Vergütungsausschuss”), des unabhängigen Stimmrechtsvertreters und der externen Revisionsstelle;

(b)                          election and removal of the Directors, the Chairperson of the Board of Directors, the members of the committee responsible for compensation matters (the “Compensation Committee”), the independent proxy and the external audit firm;

(c) die Genehmigung des Lageberichts und der Konzernrechnung der Gesellschaft;	(c) approval of the management report and the consolidated financial statements of the Company;

(d) die Genehmigung der Jahresrechnung und die Beschlussfassung über die Verwendung des Bilanzgewinns, insbesondere die Festsetzung der Dividende und der Gewinnbeteiligung der Geschäftsleitung;	(d) approval of the annual statutory financial statement as well as the resolution on the allocation of profit, in particular, the declaration of dividends and profit sharing by Directors;

(e) die Genehmigung der Vergütung des Verwaltungsrates und der Geschäftsleitung gemäss Art. 25;	(e) approval of the compensation of the Board of Directors and the executive management pursuant to art. 25;

(f) die Entlastung der Mitglieder des Verwaltungsrates und der Geschäftsleitung;	(f) grant of discharge from liability of the Directors and the executive officers;

(g) die Beschlussfassung über eine Kapitalrückerstattungmittels Kapitalherabsetzung; und	(g) resolutions about a return of capital by way of a share capital reduction; and

(h) die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind.

(h)                          adoption of resolutions on matters that are reserved to the General Meeting of Shareholders by law, these Articles of Association or, subject to art. 716a CO, that are submitted to the General Meeting of Shareholders by the Board of Directors.

[2]Wenn der Verwaltungsrat eine spezifische Vorlage der Generalversammlung zur Konsultativabstimmung vorlegt, kann diese darüber abstimmen.	[2]The General Meeting of Shareholders can have a consultative vote on specific issues proposed by the Board of Directors in any other matter as it deems necessary to the Board of Directors.

Art. 11 Ordentliche und ausserordentliche Generalversammlung	Art. 11 Ordinary and Extraordinary General Meeting of Shareholders

[1]Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt. Sie wird durch den Verwaltungsrat oder durch die Revisionsstelle einberufen. Der Verwaltungsrat bestimmt den Zeitpunkt und den Ort der Generalversammlung, die entweder innerhalb oder ausserhalb der Schweiz stattfindet.

1An Ordinary General Meeting of Shareholders is to be held yearly within six months following the close of the business year. It is called by the Board of Directors or by the auditors. The Board of Directors determines the time and location either within or outside Switzerland of the General Meeting of Shareholders.

[2]Ausserordentliche Generalversammlungen werden so oft als nötig vom Verwaltungsrat und nötigenfalls durch die Revisionsstelle sowie in den vom Gesetz vorgesehenen Fällen einberufen. Unter Bezugnahme auf den Zweck der Einberufung und die Verhandlungsgegenstände können ein oder mehrere Aktionäre, die mindestens 10% des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft vertreten, vom Verwaltungsrat die Einberufung einer ausserordentlichen Generalversammlung per schriftlichem Antrag verlangen. Der schriftliche Antrag soll die Verhandlungsgegenstände, die gestellten Anträge, sowie die weiteren Angaben, welche gemäss anwendbaren Gesetzes- und Kotierungsvorschriften notwendig sind, enthalten.

[2]Extraordinary General Meetings of Shareholders shall be called as often as necessary by the Board of Directors or, if necessary, by the auditors as well as in all other cases required by law. Stating the purpose of the meeting and the agenda to be submitted, one or more shareholders representing at least 10% of the share capital may request the Board of Directors in writing to call an Extraordinary General Meeting of Shareholders. The request shall contain an agenda, the respective proposals as well as any other information required under the applicable laws and stock exchange rules.

Art. 12 Sprache	Art. 12 Language

Die Generalversammlung wird auf Englisch abgehalten. Vorbehalten bleibt ein anderslautender Beschluss des Verwaltungsrats.	General Meetings of Shareholders will, unless the Board of Directors decides otherwise be conducted in English.

Art. 13 Einberufung	Art. 13 Notice

[1]Die Einberufung der Generalversammlung erfolgt durch einmalige Publikation im Schweizerischen Handelsamtsblatt (“SHAB”).	[1]Notice of a General Meeting of Shareholders is given by means of a single publication in the SHAB.

[2]Zwischen dem Tag der Publikation und dem Tag der Durchführung der Generalversammlung dürfen nicht weniger als zwanzig Kalendertage liegen. Die Einberufung der Generalversammlung muss das Datum, die Uhrzeit und den Ort der Generalversammlung, die Traktanden, die Anträge des Verwaltungsrates und die Anträge derjenigen Aktionäre angegeben, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes nach den Bestimmungen von Art. 14 beantragt haben.

[2]Between the day of the publication and the day of the meeting there must be a time period of no less than 20 calendar days. The notice of the General Meeting of Shareholders must indicate the day, time and place of the meeting, the specific agenda items, the motions of the Board of Directors and the motions of the shareholders who have requested the General Meeting of Shareholders or that an item be included on the agenda in accordance with the regulation of art. 14.

3Spätestens 20 Kalendertage vor der ordentlichen Generalversammlung sind der Geschäftsbericht, der Vergütungsbericht und der Bericht der Revisionsstelle zur Einsicht für die Aktionäre am Gesellschaftssitz aufzulegen. Jeder Aktionär ist berechtigt zu beantragen, dass ihm der Geschäftsbericht, der Vergütungsbericht und der Bericht der Revisionsstelle gebührenfrei und umgehend zugestellt werden. Die im Aktienbuch vermerkten Aktionäre werden schriftlich über das Recht auf Zustellung dieser Dokumente benachrichtigt.

[3]The annual report, the compensation report and the auditor’s report shall be made available for inspection by the shareholders at the registered office of the Company at least twenty calendar days prior to the date of the Ordinary General Meeting of Shareholders. Each Shareholder is entitled to request prompt delivery of a copy of the annual report, the compensation report and the auditor’s report free of charge. Shareholders registered in the share register shall be notified of the availability of these documents in writing.

Art. 14 Traktandierung	Art. 14 Agenda

1An einer Generalversammlung darf nur über die Gegenstände abgestimmt werden, die traktandiert werden	1At any General Meeting of Shareholders, only such business shall be included on the agenda as shall have been requested

(a) direkt vom Verwaltungsrat oder im Auftrag des Verwaltungsrats; oder	(a) by or at the direction of the Board of Directors; or

(b) von einem Aktionär nach dem Verfahren dieses Art. 14.	(b) by any shareholder of the Company who complies with the procedures set forth in this art. 14.

[2]Jeder Aktionär kann die Traktandierung eines Verhandlungsgegenstandes verlangen. Das Traktandierungsbegehren eines Aktionärs für die ordentliche Generalversammlung muss dem Sekretär der Gesellschaft an der registrierten Geschäftsadresse der Gesellschaft mindestens 120 Kalendertage vor dem Jahrestag der Mitteilung des Proxy Statements der Gesellschaft an die Aktionäre, welches im Zusammenhang mit der letztjährigen ordentlichen Generalversammlung veröffentlicht wurde, übermittelt oder per Post gesandt und empfangen worden sein. Falls jedoch das Datum der anstehenden ordentlichen Generalversammlung mehr als 30 Kalendertage vor oder nach dem zur Zeit des letztjährigen Proxy Statements in Aussicht gestellten Datums liegt, ist das Traktandierungsbegehren dem Sekretär an der registrierten Geschäftsadresse der Gesellschaft stattdessen am späteren der folgenden Daten zu übermitteln: (i) 150 Kalendertage vor dem Datum der in Aussicht gestellten ordentlichen Generalversammlung oder (ii) zehn Kalendertage nach dem Datum der ersten öffentlichen Bekanntmachung oder anderen Form der Mitteilung des Datums der in Aussicht gestellten ordentlichen Generalversammlung.

[2]Any shareholder may request that an item be included on the agenda of a General Meeting of Shareholders. To be timely for consideration at the Ordinary General Meeting of Shareholders, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the registered office of the Company at least 120 calendar days before the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s Ordinary General Meeting of Shareholders. However, if the date of the Ordinary General Meeting of Shareholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice shall be received by the Secretary at the registered office of the Company by the later of (i) 150 calendar days prior to the date of the contemplated Ordinary General Meeting of Shareholders or (ii) the date which is ten calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated Ordinary General Meeting of Shareholders.

[3]Das Traktandierungsbegehren eines Aktionärs für eine ausserordentliche Generalversammlung muss dem Sekretär der Gesellschaft an der registrierten Geschäftsadresse der Gesellschaft bis am späteren der folgenden Daten übermittelt oder per Post gesandt und empfangen worden sein: (i) 120 Kalendertage vor dem Datum der ausserordentlichen Generalversammlung oder (ii) zehn Kalendertage nach dem Datum der ersten öffentlichen Bekanntmachung oder anderen Form der Mitteilung des Datums der in Aussicht gestellten ausserordentlichen Generalversammlung der Aktionäre.

3To be timely for an Extraordinary General Meeting of Shareholders, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the registered office of the Company by the later of (i) 120 calendar days before the date of the Extraordinary General Meeting of Shareholders or (ii) the date which is ten calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated Extraordinary General Meeting of Shareholders.

[4]Das Traktandierungsbegehren muss in schriftlicher Form gestellt werden und bezüglich jedem vorgebrachten Traktandum die nachfolgenden Informationen enthalten:	[4]Each request submitted by a shareholder for inclusion of an agenda item must be in written form and include with respect to each agenda item:

(a) eine kurze Beschreibung des gewünschten Traktandums sowie die Gründe, weshalb dieses Traktandum von der Generalversammlung verhandelt werden soll;	(a) a brief description of the business desired to be brought before the General Meeting of Shareholders and the reasons for conducting such business at the Ordinary General Meeting of Shareholders;

(b) der Name und die Adresse des traktandierenden Aktionärs, wie sie im Aktienbuch registriert sind;	(b) the name and address, as they appear in the share register, of the shareholder proposing such business;

(c)                        (i) die Anzahl Aktien der Gesellschaft, welche vom Aktionär direkt oder als wirtschaftlicher Eigentümer indirekt gehalten werden, und (ii) den Zeitpunkt zu welchem diese Aktien erworben wurden; und

(c) (i) the number of shares of the Company which are legally or beneficially owned by such shareholder, and (ii) the dates upon which the shareholder acquired such shares; and

(d) sämtliche weiteren Informationen, welche unter den anwendbaren Gesetzen, regulatorischen Vorschriften und Kotierungsbestimmungen verlangt werden.	(d) all other information required under the applicable laws, regulations, and stock exchange rules.

[5]Über Verhandlungsgegenstände, die nicht traktandiert sind, können von der Generalversammlung keine Beschlüsse gefasst werden. Die von Gesetzes wegen geltenden Ausnahmen bleiben vorbehalten.	5No resolution shall be passed at a General Meeting of Shareholders on matters which do not appear on the agenda except those permitted by law.

[6]Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorgängigen Ankündigung.	6No prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

Art. 15 Vorsitz, Protokoll	Art. 15 Chairperson, Minutes

[1]Vorbehältlich eines anderslautenden Beschlusses des Verwaltungsrates soll der Präsident des Verwaltungsrates, oder in seiner Abwesenheit ein anderes Mitglied des Verwaltungsrates oder ein von der Generalversammlung gewählter Tagespräsident den Vorsitz an der Generalversammlung führen (der “Vorsitzende”).

[1]Unless otherwise determined by the Board of Directors the General Meeting of Shareholders shall be chaired by the Chairperson of the Board of Directors, or, in his absence, by another member of the Board of Directors or by another Chairperson elected for the day by the General Meeting of Shareholders.

[2]Der Vorsitzende bestimmt einen Protokollführer und die Stimmenzähler, die alle nicht Aktionäre sein müssen.	[2]The Chairperson shall designate a Secretary for the Minutes and may designate the Scrutineers who do not need to be shareholders.

[3]Der Verwaltungsrat ist für die Protokollführung verantwortlich. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen.	[3]The Board of Directors is responsible for the keeping of the Minutes, which are to be signed by the Chairperson and by the Secretary.

[4]Der Vorsitzende der Generalversammlung hat sämtliche Leitungsbefugnisse, die für die ordnungsgemässe Durchführung der Generalversammlung nötig sind.	[4]The Chairperson of the General Meeting of Shareholders shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General Meeting of Shareholders.

Art. 16 Recht auf Teilnahme, Stimmrecht	Art. 16 Right to Participation, Voting Rights

[1]Unter Vorbehalt anderslautender Bestimmungen in diesen Statuten kann jeder Aktionär, der im Aktienbuch als Aktionär mit Stimmrecht eingetragen ist, an der Generalversammlung und deren Beschlussfassungen teilnehmen.

[1]Except as otherwise provided in these Articles of Association, each shareholder recorded in the share register with voting rights is entitled to participate at the General Meeting of Shareholders and in any vote taken.

[2]Vorbehältlich den Bestimmungen in diesem Art. 16 berechtigt jede Aktie, die im Aktienbuch als Aktie mit Stimmrecht eingetragen ist, zu einer Stimme. Art. 693 Abs. 3 OR bleibt vorbehalten. Mittels Vollmacht kann jeder Aktionär seine Aktien in der Generalversammlung durch einen Dritten vertreten lassen, der selber nicht Aktionär sein muss oder durch den unabhängigen Stimmrechtsvertreter, wobei die Vollmacht und die Weisungen an den unabhängigen Stimmrechtsvertreter auch elektronisch, nach vom Verwaltungsrat von Zeit zu Zeit festzulegenden Vorschriften, erteilt werden können. Wirtschaftliche Eigentümer von Aktien, die ihre Aktien durch einen Nominee halten, üben ihre Aktionärsrechte mittels Vertretung durch diesen Nominee aus.

[2]Subject to the other provisions of this art. 16, each share recorded in the share register as a share with voting rights confers one vote on its holder. Art. 693 para. 3 CO remains reserved. By means of proxy, each shareholder may have his shares represented in a General Meeting of Shareholders by a third person who need not himself be a shareholder or by the independent proxy, provided, however, that the proxy and the instructions to the independent proxy also may be given by electronic means as determined by the Board of Directors from time to time. Beneficial Owners of shares who hold shares through a Nominee exercise shareholders’ rights through the intermediation of such Nominee.

[3]Der unabhängige Stimmrechtsvertreter wird von der Generalversammlung für eine Amtsdauer bis zur nächsten ordentlichen Generalversammlung gewählt. Eine Wiederwahl ist zulässig. Sollte das Amt des unabhängigen Stimmrechtsvertreters aus irgendeinem Grund vakant sein, ernennt der Verwaltungsrat einen unabhängigen Stimmrechtsvertreter für die nächste Generalversammlung.

[3]The independent proxy shall be elected by the shareholders at a General Meeting of Shareholders for a term of office until the next Ordinary General Meeting of Shareholders. Re-election is permissible. If the office of the independent proxy is vacant for whatever reason, the Board of Directors shall appoint an independent proxy for the next General Meeting of Shareholders.

Art. 17 Beschlüsse und Wahlen	Art. 17 Resolutions and Elections

[1]Die Generalversammlung fasst ihre Beschlüsse und entscheidet Wahlen mit der relativen Mehrheit der abgegebenen Aktienstimmen, soweit das Gesetz oder diese Statuten es nicht anders bestimmen, wobei Enthaltungen, sog. Broker Nonvotes, leere oder ungültige Stimmen für die Bestimmung des Mehrs nicht berücksichtigt werden. Sofern mehr Kandidaten zur Verfügung stehen als gemäss der Traktandenliste der Einladung zur Generalversammlung Stellen zu besetzen sind, entscheidet die Generalversammlung über die Wahl von Mitgliedern des Verwaltungsrates, den Präsidenten des Verwaltungsrates und die Mitglieder des Vergütungsausschusses mit der Ja-Mehrheit der abgegebenen Stimmen, derart, dass, wenn eine Stelle zu besetzen ist, derjenige Kandidat gewählt ist, welcher die grösste Anzahl der abgegebenen Stimmen für diese Stelle erhält, und wenn mehrere Stellen zu besetzen sind, diejenigen Kandidaten für die durch die Wahlen maximal zu besetzenden Stellen gewählt sind, welche die grösste Anzahl der abgegebenen Stimmen erhalten. Ja-Mehrheit bedeutet, dass diejenige Person, welche die grösste Anzahl Stimmen für eine Stelle erhält, für diese Stelle gewählt ist, wobei Stimmen gegen einen Kandidaten (inkl. in Form sog. Withhold-Votes), Enthaltungen, sog. Broker Nonvotes, ungültige oder leere Stimmen keine Wirkungen entfalten.

[1]The General Meeting of Shareholders shall take resolutions and carry out its elections with a relative majority of the votes cast in person or by proxy, not counting abstentions, broker non-votes or blank or invalid ballots, which have no effect, to the extent that neither the law nor the Articles of Association provide otherwise. At any election for members of the Board of Directors, the Chairperson of the Board of Directors and members of the Compensation Committee in which the number of the candidates exceeds the number of the respective positions that are on the agenda of the invitation to the General Meeting of Shareholders, the candidates shall be elected by a plurality of the votes cast at the General Meeting of Shareholders, such that, if one position is available, the candidate who receives the greatest number of votes for that position is elected, or, if several positions are available, the candidates who receive the greatest number of votes are elected up to the maximum number of positions to be filled at the election. A plurality means that the individual who receives the greatest number of votes for a position is elected to that position, disregarding votes against any candidate (including in the form of withhold votes), abstentions, broker non-votes, blank or invalid ballots, which will have no effect.

[2]Der Vorsitzende kann weitere Verfahrensregeln bezüglich des Stimm- und Wahlverfahrens festlegen.	[2]The Chairperson shall determine further details regarding the voting and election procedure.

[3]Die Abstimmungen und Wahlen erfolgen offen durch Handerheben, es sei denn, dass die Generalversammlung eine schriftliche Abstimmung oder Wahl beschliesst, oder der Vorsitzende dies anordnet. Der Vorsitzende kann Abstimmungen und Wahlen auch mittels elektronischem Verfahren durchführen lassen. Elektronische Abstimmungen und Wahlen sind schriftlichen Abstimmungen und Wahlen gleichgestellt.

[3]Resolutions and elections shall be decided by a show of hands, unless a written ballot is resolved by the General Meeting of Shareholders or is ordered by the Chairperson of the General Meeting of Shareholders. The Chairperson may also hold resolutions and elections by use of an electronic voting system. Electronic resolutions and elections shall be considered equal to resolutions and elections taken by way of a written ballot.

[4]Der Vorsitzende kann eine offene Wahl oder Abstimmung durch Handerheben immer durch eine schriftliche oder elektronische wiederholen lassen, sofern nach seiner Meinung Zweifel am Abstimmungsergebnis bestehen. In diesem Fall gilt die vorausgegangene offene Wahl oder Abstimmung durch Handerheben als nicht geschehen.

[4]The Chairperson (of the General Meeting of Shareholders) may at any time order that an election or resolution decided by a show of hands be repeated by way of a written or electronic ballot if he considers the vote to be in doubt. The resolution or election previously held by a show of hands shall then be deemed to have not taken place.

[5]Aktionäre fassen ihre Beschlüsse und vollziehen ihre Wahlen anlässlich einer Generalversammlung und sind nicht befugt, anstelle von Generalversammlungen schriftliche Beschlüsse (Zirkulationsbeschlüsse) zu fassen.

[5]Shareholders shall take resolutions and carry elections at General Meetings of Shareholders and do not have the power to consent in writing, without a meeting, to the taking of any action or the passing of any resolution.

Art. 18 Beschlussquoren	Art. 18 Supermajority Voting

[1]Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:

1A resolution of the General Meeting of Shareholders passed by at least two thirds of the share votes represented and the absolute majority of the par value of the share votes represented is required for:

(a) die Änderung des Gesellschaftszwecks;	(a) the change of the Company’s purpose;

(b) die Einführung von Stimmrechtsaktien;	(b) the creation of shares with preferred voting rights;

(c) die Beschränkung der Übertragbarkeit von Namenaktien;	(c) the restriction of the registration of registered shares;

(d) eine bedingte oder genehmigte Kapitalerhöhung;	(d) an authorized or conditional increase of share capital;

(e) eine Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;	(e) an increase of capital out of equity, against contributions in kind, or for the purpose of acquisition of assets, or the granting of special privileges;

(f) die Beschränkung oder Aufhebung des Bezugsrechts oder des Vorwegzeichnungsrechts;	(f) the limitation or withdrawal of preemptive rights or advance subscription rights;

(g) die Verlegung des Sitzes der Gesellschaft;	(g) the change of the domicile of the Company;

(h) die Auflösung der Gesellschaft; und	(h) the dissolution of the Company; and

(i) die Transaktionen gemäss Fusionsgesetz soweit im Fusionsgesetz entsprechend vorgesehen.	(i) the transactions as enumerated in the Swiss Merger Act (“Fusionsgesetz”) to the extent required by the Merger Act.

2Für die Abwahl eines Verwaltungsratsmitgliedes ist die Zustimmung der Generalversammlung mit mindestens der Mehrheit aller stimmberechtigten Aktien erforderlich.	[2]The removal of a Director shall require the resolution of the General Meeting of Shareholders passed by at least the majority of the votes of the shares entitled to vote.

[3]Über die gesetzlich geforderte Mehrheit hinaus bedarf es überdies zwei Drittel der stimmberechtigten Aktien, welche nicht vom Nahestehenden Aktionär gehalten werden, für einen Beschluss der Generalversammlung betreffend einen Zusammenschluss der Gesellschaft mit einem Nahestehenden Aktionär innerhalb eines Zeitraumes von drei Jahren, seit dem diese Person zu einem Nahestehenden Aktionär wurde. Dieses spezielle Beschlussquorum ist jedoch nicht anwendbar, falls:

3In addition to any approval that may be required under applicable law, the affirmative vote of at least two thirds of the shares entitled to vote which are not owned by Interested Shareholders shall be required for the Company to engage in any Business Combination with an Interested Shareholder for a period of three years following the time that such Person became an Interested Shareholder, provided, however, that this special approval requirement shall not apply if:

(a)                       der Verwaltungsrat, bevor diese Person zu einem Nahestehenden Aktionär wurde, entweder den Zusammenschluss oder eine andere Transaktion genehmigte, als Folge derer diese Person zu einem Nahestehenden Aktionär wurde; oder

(a)                          prior to such time that such Person became an Interested Shareholder, the Board of Directors approved either the Business Combination or the transaction which resulted in the Person becoming an Interested Shareholder; or

(b)                       nach Vollzug der Transaktion, als Folge derer diese Person zu einem Nahestehenden Aktionär wurde, der Nahestehende Aktionär mindestens 85% der unmittelbar vor Beginn der betreffenden Transaktion allgemein stimmberechtigten Aktien hält, wobei zur Bestimmung der Anzahl der allgemein stimmberechtigten Aktien (nicht jedoch zur Bestimmung der durch den Nahestehenden Aktionär gehaltenen stimmberechtigten Aktien) folgende Aktien nicht zu berücksichtigen sind: Aktien, (i) welche von Personen gehalten werden, die sowohl Verwaltungsrats- wie auch Geschäftsleitungsmitglieder sind, und (ii) welche für Mitarbeiteraktienpläne reserviert sind, soweit die in diesen Plänen unterworfenen Mitarbeiter nicht das Recht haben, unter Wahrung der Vertraulichkeit darüber zu entscheiden, ob Aktien, die dem betreffenden Mitarbeiteraktienplan unterstehen, in einem Übernahme- oder Austauschangebot andient werden sollen oder nicht.

(b)                          upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting shares of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting shares outstanding (but not the outstanding voting shares owned by the Interested Shareholders) those shares owned (i) by persons who are Directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

[4]Hinsichtlich der in diesem Art. 18 Abs. 3 verwendeten Begriffe gelten die Definitionen gemäss Art. 34.	4As used in this art. 18 para. 3 only, the terms used shall have the meanings as defined in art. 34.

[5]Vorbehältlich Art. 18 Abs. 6 können Beschlüsse über Änderungen dieses Artikels, bzw. der entsprechenden Abschnitte dieses Artikels, nur mit dem für die Beschlussfassung vorgesehenen Mehr gefasst werden.

[5]Subject to art. 18 para. 6 below, any alteration of this article or any section thereof requires a quorum equal to the quorum stated in the respective provision.

[6]Änderungen der Art. 17 Abs. 5, 18 Abs. 3, 18 Abs. 4, 18 Abs. 6 sowie Art. 34 können nur mit der Zustimmung von 80% aller Aktienstimmen beschlossen werden, die am relevanten Stichtag (Schliessung des Aktienbuches) stimmberechtigt sind.

[6]Any alteration of art. 17 para. 5, 18 para. 3, 18 para. 4, 18 para. 6 and 34 requires the affirmative vote of 80% of the total votes of shares entitled to vote on the relevant record date.

Art. 19 Präsenzquorum	Art. 19 Presence Quorum

[1]Jeder Beschluss und jede Wahl der Generalversammlung setzt voraus, dass zum Zeitpunkt der Konstituierung der Generalversammlung zumindest die Mehrheit aller stimmberechtigten Aktien anwesend ist.

[1]All resolutions and elections made by the General Meeting of the Shareholders require, at the time when the General Meeting of Shareholders proceeds to business, the presence of at least a majority of the shares entitled to vote.

[2]Die Aktionäre können mit der Behandlung der Traktanden fortfahren, selbst wenn Aktionäre nach Bekanntgabe des Erreichens des Präsenzquorums durch den Vorsitzenden die Generalversammlung verlassen und damit weniger als das geforderte Präsenzquorum an der Generalversammlung verbleibt.

[2]The shareholders present at a General Meeting of Shareholders may continue to transact business, despite the withdrawal of shareholders from such General Meeting of Shareholders following announcement of the presence quorum at the meeting.

Art. 20 Vollmacht/Vertretung	Art. 20 Proxy/Representation

Der Verwaltungsrat kann Verfahrensregeln für die Teilnahme und die Vertretung von Aktionären an der Generalversammlung erlassen.	The Board of Directors may issue procedural rules for the participation and representation of shareholders at the General Meeting of Shareholders.

B. Verwaltungsrat	B. Board of Directors

Art. 21 Wahl, Amtsdauer	Art. 21 Election, Term of Office

[1]Der Verwaltungsrat besteht aus wenigstens zwei Mitgliedern.	[1]The Board of Directors shall consist of a minimum of two members.

[2]Die Verwaltungsräte werden an der ordentlichen Generalversammlung oder an einer zum Zwecke der Wahl eines Verwaltungsrats einberufenen Generalversammlung gewählt. Die Amtsdauer eines Verwaltungsrates dauert bis zur nächsten ordentlichen Generalversammlung.

[2]The Directors shall be elected at each Ordinary General Meeting of Shareholders or at any General Meeting of Shareholders called for the purpose of electing Directors. A Director shall hold office until the next Ordinary General Meeting of Shareholders.

Art. 22 Delegation, Vergütungsausschuss	Art. 22 Delegation, Compensation Committee

[1]Der Verwaltungsrat hat die Oberleitung der Gesellschaft sowie die Aufsicht über die Geschäftsleitung. Er vertritt die Gesellschaft gegenüber Dritten und kann in allen Angelegenheiten Beschluss fassen, welche nicht gemäss Gesetz, Statuten oder Organisationsreglement einem anderen Organ der Gesellschaft zugewiesen oder vorbehalten sind.

[1]The Board of Directors is entrusted with the ultimate direction of the Company as well as the supervision of the management. It represents the Company towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Company by law, the Articles of Association or Organizational Regulations.

[2]Der Verwaltungsrat kann die Vorbereitung und Umsetzung seiner Beschlüsse und die Überwachung gewisser Aufgaben an Ausschüsse oder an bestimmte Verwaltungsräte übertragen. Er ist befugt, die Geschäftsführung der Gesellschaft ganz oder teilweise einem oder mehreren Verwaltungsräten oder Dritten zu übertragen. Zu diesem Zweck erlässt der Verwaltungsrat ein Organisationsreglement.

[2]The Board of Directors may entrust the preparation and the execution of its decisions or the supervision of certain tasks to committees or to particular Directors. It is empowered to transfer the management of the Company in whole or in part to one or several of its Directors or to third parties. For this purpose, the Board of Directors shall enact Organizational Regulations.

[3]Der Vergütungsausschuss besteht aus mindestens zwei Mitgliedern. Der Verwaltungsrat ernennt den Vorsitzenden des Vergütungsausschusses. Vorbehältlich der Bestimmungen des anwendbaren Rechts und dieser Statuten regelt der Verwaltungsrat die Einzelheiten der Organisation, der Befugnisse und der Pflichten des Vergütungsausschusses in einem Reglement oder einer Satzung.

[3]The Compensation Committee shall consist of a minimum of two members. The Board of Directors appoints the chairman of the Compensation Committee. Subject to the applicable law and the Articles of Association, the Board of Directors shall establish the particulars of the organization, powers and duties of the Compensation Committee in regulations or a charter.

[4]Ist der Vergütungsausschuss aus irgendeinem Grund nicht vollständig besetzt, ernennt der Verwaltungsrat aus seiner Mitte Ersatzmitglieder für eine sich bis zum Abschluss der nächsten ordentlichen Generalversammlung erstreckende Amtsdauer.

4If there are vacancies on the Compensation Committee for any reason, the Board of Directors shall appoint from among its members substitutes for a term of office extending until completion of the next Ordinary General Meeting of Shareholders.

[5]Der Vergütungsausschuss hat unter anderem die Aufgaben (a) den Verwaltungsrat bei der Festlegung und Umsetzung von Vergütungsgrundsätzen und -programmen für die Mitglieder des Verwaltungsrates und der Geschäftsleitung und bei Offenlegungen in dieser Hinsicht zu unterstützen, (b) für den Verwaltungsrat die Anträge zur Vergütung des Verwaltungsrates und der Geschäftsleitung, welche der Verwaltungsrat an die Generalversammlung stellt, vorzubereiten und eine Empfehlung zur Genehmigung durch den Verwaltungsrat abzugeben und (c) andere mit der Vergütung in Zusammenhang stehende Aufgaben, die dem Vergütungsausschuss vom Verwaltungsrat von Zeit zu Zeit in Reglementen, Satzungen oder auf eine andere Art delegiert werden, auszuüben.

[5]The Compensation Committee shall, among other things, (a) assist the Board of Directors in establishing and implementing compensation policies and programs for the Board of Directors and the executive management and in any related disclosures, (b) prepare and recommend for approval by the Board of Directors the proposals to be presented by the Board of Directors to the General Meeting of Shareholders on the compensation of the Board of Directors and the executive management, and (c) perform such other tasks as delegated to the Compensation Committee by the Board of Directors in regulations or charter, or as otherwise delegated from time to time.

Art. 23 Befugnisse	Art. 23 Specific Powers

[1]Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Befugnisse:	[1]The Board of Directors has the following non-transferable and irrevocable duties:

(a) die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;	(a) to ultimately direct the Company and issue the necessary directives;

(b) die Festlegung der Organisation;	(b) to determine the overall organization;

(c) die Ausgestaltung des Rechnungswesens, des internen Kontrollsystems (IKS), der Finanzkontrolle und der Finanzplanung sowie die Durchführung einer Risikoprüfung;	(c) to organize the accounting, the Internal Control System (ICS), the financial controls, and the financial planning as well as to perform a risk assessment;

(d) die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen sowie die Erteilung und Entziehung von Zeichnungsberechtigungen;	(d) to appoint and remove the persons entrusted with the management and representation of the Company and to grant and revoke signatory power;

(e) die Oberaufsicht über die Geschäftsführung, insbesondere im Hinblick auf die Befolgung der Gesetze, der Statuten, des Organisationsreglements, und anderer Reglemente und Weisungen;

(e)                           to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law and with the Articles of Association, the Organizational Regulations, and other regulations and directives;

(f) die Erstellung des jährlichen Geschäftsberichts, des Vergütungsberichts sowie die Vorbereitung der Generalversammlung und die Umsetzung deren Beschlüsse;	(f) to prepare the annual report, the compensation report and the General Meeting of Shareholders and to implement the latter’s resolutions where appropriate;

(g) die Benachrichtigung des Richters im Fall der Überschuldung;	(g) to inform the judge in the event of over-indebtedness;

(h) die Beschlussfassung über die nachträgliche Liberierung von nicht vollständig liberierten Aktien;	(h) to pass resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;

(i) die Beschlussfassung über die Feststellung von Kapitalerhöhungen und die entsprechenden Statutenänderungen;	(i) to pass resolutions confirming increases in share capital and regarding the amendments to the Articles of Association entailed thereby;

(j) Untersuchungen im Zusammenhang mit der Einhaltung der gesetzlichen Vorschriften über die Ernennung, die Wahl und die Befähigung der Revisionsstelle; und	(j) to examine compliance with the legal requirements regarding the appointment, election and the professional qualifications of the auditors; and

(k) die Genehmigung von Verträgen mit Bezug auf Fusionen, Spaltungen, Umwandlungen und Vermögensübertragungen entsprechend den Vorschriften des Fusionsgesetzes.	(k) to approve the agreements relating to mergers, de-mergers, transformations and transfers of assets, to the extent required pursuant to the Swiss Merger Act.

[2]Der Verwaltungsrat kann überdies in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz oder Statuten der Generalversammlung vorbehalten sind.	2In addition, the Board of Directors may pass resolutions with respect to all matters that are not reserved to the General Meeting of Shareholders by law or under these Articles of Association.

Art. 24 Organisation	Art. 24 Organization

[1]Vorbehältlich der Wahl des Verwaltungsratspräsidenten und der Mitglieder des Vergütungsausschusses durch die Aktionäre an einer Generalversammlung, konstituiert sich der Verwaltungsrat  selber. Er wählt einen Sekretär, der weder Aktionär noch Verwaltungsrat(smitglied) zu sein braucht.

[1]Except for the election of the Chairperson of the Board of Directors and the members of the Compensation Committee by the shareholders at a General Meeting of Shareholders, the Board of Directors shall constitute itself. It appoints a Secretary who does not need to be a shareholder or a Director.

[2]Der Präsident des Verwaltungsrates beruft die Verwaltungsratssitzungen ein und leitet die Verhandlungen. Jeder Verwaltungsrat ist befugt, mit schriftlichem Begehren an den Präsidenten die Einberufung einer Verwaltungsratssitzung zu verlangen. Die Organisation der Sitzungen, die Beschlussfähigkeit und die Beschlussfassung des Verwaltungsrates haben dem Organisationsreglement zu entsprechen.

[2]The Chairperson of the Board of Directors calls the meetings and presides over the debates. Each Director is entitled to request the calling of a meeting by giving written notice to the Chairperson. The organization of the meetings, the presence quorum and the passing of resolutions of the Board of Directors shall be in compliance with the Organizational Regulations.

[3]Der Verwaltungsratspräsident kann im Rahmen seiner Befugnisse als Verwaltungsrat abstimmen, ihm kommt aber kein Stichentscheid zu.	[3]The Chairperson shall have a vote in his or her capacity as a Director, but shall have no casting vote.

[4]Über die Verhandlungen und Beschlüsse des Verwaltungsrates wird ein Protokoll geführt. Das Protokoll ist vom Verwaltungsratspräsidenten und vom Protokollführer zu unterzeichnen.	[4]Minutes shall be kept of the deliberations and resolutions of the Board of Directors. The Minutes shall be signed by the Chairperson and the Secretary of the Board of Directors.

[5] Die rechtsverbindliche Vertretung der Gesellschaft durch Mitglieder des Verwaltungsrates und anderer Personen wird gemäss dem Organisationsreglement festgelegt; die Zeichnungsberechtigung wird im zuständigen Handelsregister registriert.

[5] The due and valid representation of the Company by Directors and other persons shall be set forth in Organizational Regulations; the signing authority shall be registered with the competent commercial register.

Art. 25 Vergütung des Verwaltungsrates und der Geschäftsleitung	Art. 25 Compensation of the Board of Directors and the Executive Management

[1]Vorbehältlich der Bestimmungen in diesem Art. 25 stellt der Verwaltungsrat zuhanden der ordentlichen Generalversammlung Antrag auf Genehmigung eines Maximalgesamtbetrags der Vergütung (a) des Verwaltungsrats und separat davon (b) der Geschäftsleitung, je prospektiv für das nächste Geschäftsjahr.

[1]Except as otherwise provided in this art. 25, the Board of Directors shall recommend for approval by the Ordinary General Meeting of Shareholders the maximum aggregate amount of compensation prospectively for the following business year of (a) the Board of Directors and, separately, of (b) the executive management.

[2] Der Verwaltungsrat kann den Aktionären hinsichtlich einer Generalversammlung beantragen, den Maximalgesamtbetrag der Vergütungen des Verwaltungsrats oder der Geschäftsleitung, oder Teile dieses Maximalgesamtbetrags, oder zusätzliche oder bedingte Beträge, retrospektiv, prospektiv oder in einer Kombination davon, und betreffend Zeitperioden, die von denjenigen gemäss Abs. 1 dieses Art. 25 abweichen, zu genehmigen, insbesondere, aber nicht ausschliesslich, wenn der Antrag des Verwaltungsrates gemäss Art. 25 Abs. 1 durch die Generalversammlung abgelehnt wurde.

[2]The Board of Directors shall have the right to seek shareholder approval by a General Meeting of Shareholders on a retrospective or prospective basis, or a combination thereof, of the maximum aggregate amount of compensation, or any element thereof, of the Board of Directors or the executive management, or any additional or contingent amount with respect to time periods that are different from those set forth in this art. 25 para. 1, in particular, without limitation, if the recommendation of the Board of Directors pursuant to art. 25 para. 1 has been rejected by the General Meeting of Shareholders.

[3]Wenn ein Antrag des Verwaltungsrates gemäss Art. 25 Abs. 1 oder Abs. 2 von der Generalversammlung nicht genehmigt wurde, kann der Verwaltungsrat die Genehmigung an einer ausserordentlichen Generalversammlung oder an der nächsten ordentlichen Generalversammlung beantragen. Wenn ein Vorschlag des Verwaltungsrates gemäss Art. 25 Abs. 1 durch die Aktionäre an einer ordentlichen oder ausserordentlichen Generalversammlung nicht genehmigt wurde, bestimmt der Verwaltungsrat die betreffende an den Verwaltungsrat und/oder die Geschäftsleitung auszubezahlende Vergütung, unter dem Vorbehalt der Genehmigung durch die Aktionäre an der nächsten ordentlichen oder ausserordentlichen Generalversammlung.

3If a recommendation of the Board of Directors pursuant to art. 25 para. 1 or para. 2 has not been approved by the General Meeting of Shareholders, the Board of Directors may seek shareholder approval at an Extraordinary General Meeting of Shareholders or at the next Ordinary General Meeting of Shareholders. If a recommendation of the Board of Directors pursuant to art. 25 para. 1 has not been approved by the shareholders at an Ordinary or Extraordinary General Meeting of Shareholders, the Board of Directors shall determine the amount of compensation to be paid to the Board of Directors and/or the executive management, as applicable, subject to approval at the next Ordinary or Extraordinary General Meeting of Shareholders, as applicable.

[4]Unter Vorbehalt von Art. 10 Abs. 1 lit. e und der Bestimmungen dieses Art. 25 ist der Verwaltungsrat, oder soweit an ihn delegiert der Vergütungsausschuss, für die Festlegung der Vergütung jedes  einzelnen Mitgliedes des Verwaltungsrates oder der Geschäftsleitung ausschliesslich zuständig und verantwortlich.

[4]Subject to art. 10 para 1 subpara. (e) and the provisions of this art. 25, it shall be within the exclusive authority and responsibility of the Board of Directors, or, where delegated to it, the Compensation Committee, to determine the individual compensation of each Director or member of the executive management.

[5]Die Vergütung der Mitglieder des Verwaltungsrates kann eine jährliche Vergütung, zusätzliche Honorare (beispielsweise für den Präsidenten des Verwaltungsrates, Mitgliedschaft in Ausschüssen oder für die Erbringung spezieller Aufgaben oder Aufträge) sowie weitere Leistungen und Vorteilszuwendungen umfassen, die vom Verwaltungsrat oder, sofern an diesen delegiert, vom Vergütungsausschuss und/oder einem anderen Verwaltungsratsausschuss festzulegen sind, unter Einhaltung etwaiger Planvorschriften, inklusive Beiträge des Arbeitgebers an die Sozialversicherungen, Zahlungen für Versicherungsprämien und Spesenpauschalen. Die Vergütung kann in bar, Aktien, gesperrten Aktien, aufgeschobenen oder gesperrten Aktieneinheiten (deferred oder restricted stock units) oder in jeder anderen Vergütungsform (insbesondere Sach- oder Dienstleistungen) ausgerichtet werden, wie vom Verwaltungsrat oder, sofern an diesen delegiert, vom Vergütungsausschuss und/oder einem anderen Verwaltungsratsausschuss festgelegt, jeweils unter Einhaltung der anwendbaren Planvorschriften. Verwaltungsratsmitglieder, welche auch Exekutivfunktionen der Gesellschaft ausüben, erhalten abgesehen von der Vergütung, welche sie in ihrer Funktion als Geschäftsleitungsmitglied der Gesellschaft erhalten, keine zusätzliche Vergütung.

[5]The compensation of the Directors may consist of an annual compensation, additional retainer fees (such as for the Chairperson of the Board of Directors, membership in committees or the performance of special tasks or assignments) as well as further benefits and perquisites, as shall be determined by the Board of Directors or, if delegated to it, the Compensation Committee and/or another Board committee subject to the terms of any applicable plans, including employer’s social security contributions, payments of insurance premiums and allowances. The compensation may be paid in cash, shares, restricted shares, deferred or restricted stock units, or any other form of compensation (including benefits in kind or services) as determined by the Board of Directors, or, if delegated to it, the Compensation Committee and/or other Board committee, subject to any applicable plans. Directors who also serve as officers of the Company shall not receive any compensation in addition to the compensation paid to them in their function as officers of the Company.

[6]Die Vergütung der Mitglieder der Geschäftsleitung besteht grundsätzlich aus (a) einer jährlichen Basisvergütung, (b) Vergütungen unter kurzfristigen Leistungs- und Erfolgsprogrammen (gemäss Art. 25 Abs. 9 unten), (c) Vergütungen unter langfristigen Leistungs- und Erfolgsprogrammen (gemäss Art. 25 Abs. 10 unten), und (d) weiteren Vergütungen, die gemäss den anwendbaren Gesetzen vorgeschrieben sind oder vom Verwaltungsrat oder, sofern an ihn delegiert, vom Vergütungsausschuss als angemessen angesehen werden, inklusive, und nicht ausschliesslich, Beiträge des Arbeitgebers an die Sozialversicherungen, Vorsorgeleistungen und Spesenpauschalen, Vorteilszuwendungen für die Gesundheits- und die allgemeine Fürsorge, Leistungen für Entsendungen ins Ausland oder Umzüge (inklusive Ersatz von wegen der Auslandentsendung oder dem Umzug entstehenden zusätzlichen Steuerlasten), Vorteilszuwendungen aufgrund von Vergünstigungen, Aussenvermittlungsleistungen und Prämienzahlungen aus Versicherungsverträgen.

[6]The compensation of the members of the executive management shall generally consist of (a) an annual base salary, (b) compensation under short-term incentive programs (according to art. 25 para. 9 below), (c) compensation under long-term incentive programs (according to art. 25 para. 10 below), and (d) any other compensation as required by any applicable laws or as deemed appropriate by the Board of Directors or, if delegated to it, the Compensation Committee, including without limitation employer’s social security payments, post-retirement benefit plans and allowances, health, welfare, expatriate assignment or relocation benefits (including reimbursement of additional tax liabilities associated with the assignment or relocation), perquisite benefits, outplacement benefits and payment of premiums under insurances policies.

[7]Die Mitglieder des Verwaltungsrates und der Geschäftsleitung können Vergütungen von, und für Aktivitäten in, Unternehmen erhalten, welche direkt oder indirekt von der Gesellschaft kontrolliert werden. Derartige Vergütungen müssen im von der Generalversammlung zu genehmigenden Maximalgesamtbetrag enthalten sein.

[7]The Directors and the members of the executive management may receive compensation from, and for activities in, enterprises that are directly or indirectly controlled by the Company. Such compensation shall be included in the maximum aggregate amount to be approved by the General Meeting of Shareholders.

8In der Regel wird der Wert einer Vergütung, welche von der Generalversammlung zu genehmigen ist, nach den anerkannten Bewertungsmethoden zum Zeitpunkt des Zuspruchs des jeweiligen Vergütungselements bestimmt. Jeglicher Ersatz von Auslagen, welche ein Mitglied des Verwaltungsrates oder der Geschäftsleitung vollständig und direkt in Ausübung seiner Verpflichtungen getätigt hat, und jegliche Zahlung von Schadenersatz, Schäden, Verlusten, Vorschüssen oder Versicherungsprämien (gemäss Art. 26) werden nicht als Vergütung qualifiziert.

8As a rule, the value of compensation that is subject to the approval by the General Meeting of Shareholders shall be determined in accordance with recognized valuation methods as of the grant date of the relevant element of compensation. Any reimbursement of expenses incurred by a Director or member of the executive management that are integrally and directly related to the performance of such Person’s duties, and any indemnification payment, payment for damages, losses, advance payment, or insurance premium payment (as referred to in art. 26 below) shall not be considered to constitute compensation.

[9] Die kurzfristige Leistungs- und Erfolgsvergütung ist so auszugestalten, dass die Vergütung der Geschäftsleitung konkurrenzfähig ist und die Mitarbeitenden für ihre Beiträge zwecks Erreichens kurzfristiger Leistungs- und Erfolgsziele, die vom Verwaltungsrat oder, sofern an diesen delegiert, vom Vergütungsausschuss festgelegt werden, belohnt. Die kurzfristigen Leistungs- und Erfolgsvergütung ist so auszugestalten, dass die Geschäftsleitung für die Erreichung finanzieller oder strategischer Leistungsziele während des Geschäftsjahres auf der Ebene der Gesellschaftsgruppe, eines Segmentes oder einer Geschäftseinheit belohnt werden, wobei Anpassungen erlaubt sind, um der persönlichen Leistung Rechnung zu tragen. Die Leistungsziele werden vom Verwaltungsrat oder, sofern an ihn delegiert, vom Vergütungsausschuss definiert. Die kurzfristige Leistungs- und Erfolgsvergütungen erfolgen normalerweise in Form von Barzahlungen, können aber auch in jeder anderen Vergütungsform entrichtet werden. Die kurzfristige Leistungs- oder Erfolgsvergütungen sind normalerweise so auszugestalten, dass die Erreichung jährlicher Leistungsziele belohnt wird, wobei Vorkehren für kürzere Fristen als für ein Jahr durch den Verwaltungsrat oder, sofern an diesen delegiert, den Vergütungsausschuss genehmigt werden dürfen, sofern dies unter den jeweiligen Umständen notwendig und angemessen erscheint.

[9] The short-term incentive compensation shall be designed to deliver executive management compensation that is competitive and recognizes employees for their contributions in achieving short-term performance objectives as established by the Board of Directors or, if delegated to it, the Compensation Committee.  The short-term incentive compensation shall be designed to reward executive management for achieving fiscal year financial or strategic performance goals at the corporate, segment or business unit level, with adjustments permitted to recognize individual performance. The performance objectives shall be defined by the Board of Directors or, if delegated to it, the Compensation Committee. The short-term incentive compensation is typically structured as cash payments, but may be granted in any other form of remuneration. Short-term incentive compensation is typically designed to reward performance over annual periods, but arrangements for periods less than one year may be approved by the Board of Directors or, if delegated to it, by the Compensation Committee, as deemed necessary and appropriate in light of prevailing circumstances.

[10]Die langfristige Leistungs- und Erfolgsvergütung ist so auszugestalten, dass die Vergütung der Geschäftsleitung konkurrenzfähig ist, die Mitarbeitenden für ihre Beiträge zwecks Erreichens langfristiger Leistungs- und Erfolgsziele, die vom Verwaltungsrat oder, sofern an diesen delegiert, vom Vergütungsausschuss festgelegt werden, belohnt, und die Geschäftsleitung und die Aktionäre hinsichtlich der Ausrichtung auf langfristiges Wachstum und Kursentwicklung in Einklang bringen. Bei der Festlegung der Ausgestaltung der langfristigen Leistungs- und Erfolgsvergütungsregelungen kann der Verwaltungsrat oder, sofern an diesen delegiert, der Vergütungsausschuss, unter anderem die aktuellen und die erwarteten künftigen Wirtschaftsbedingungen, langfristige strategische Gesellschaftsgruppen- und/oder Geschäftseinheitsziele und/oder Erfordernisse betreffend die Konkurrenzfähigkeit, individuelle Retentions- und Anreizerfordernisse und weitere als relevant betrachtete Faktoren berücksichtigen. Anlässlich der Festlegung individueller Vergütungen im Rahmen einer langfristigen Leistungs- und Erfolgsvergütungsregelung kann der Verwaltungsrat oder, sofern an diesen delegiert, der Vergütungsausschuss unter anderem das Leistungsergebnis der Gesellschaftsgruppe, Vergleichsdaten, die interne Lohngerechtigkeit, die individuelle Leistung, den Beitrag zu strategischen Initiativen, die Erfahrungsstufe, die Auswirkung auf die Organisation, das zukünftige Potenzial und die Vergütungshistorie berücksichtigen. Die langfristigen Leistungs- und Erfolgsvergütungen erfolgen normalerweise als Vergütungen in Form von Aktienoptionen, gesperrten Aktieneinheiten (restricted stock units), Leistungs-Aktieneinheiten (performance stock units) oder in bar, können aber in jeder anderen Vergütungsform entrichtet werden, inklusive, und nicht ausschliesslich, in Form von Aktien, gesperrten Aktien, aufgeschobenen Aktieneinheiten (deferred stock units), Aktienwertsteigerungsrechten und weiteren Finanzinstrumenten oder Derivaten, wie vom Verwaltungsrat oder, sofern an diesen delegiert, vom Vergütungsausschuss festgelegt.

[10]The long-term incentive compensation shall be designed to deliver executive management compensation that is competitive, recognizes employees for their contributions in achieving long-term performance objectives as established by the Board of Directors, or, if delegated to it, the Compensation Committee, and aligns executive management with shareholders in focusing on long-term growth and stock performance. In determining the design of any long-term incentive compensation arrangement, the Board of Directors or, if delegated to it, the Compensation Committee may, among other things, take into account current and expected future economic conditions, long term Company and/or business unit strategic goals and/or competitive needs, individual retention and incentive needs and any other factor deemed relevant.  In determining individual awards under a long term incentive compensation arrangement, the Board of Directors, or, if delegated to it, the Compensation Committee, may, among other things, take into account Company performance, market benchmark data, internal pay equity, individual performance, contribution to strategic initiatives, level of experience, impact on the organization, future potential and compensation history. The long-term incentive awards are typically structured as awards in the form of stock options, restricted stock units, performance stock units or cash, but may consist of any other form of remuneration, including, without limitation, shares, restricted shares, deferred stock units, share appreciation rights, and other financial instruments or derivatives, as determined by the Board of Directors or, if delegated to it, the Compensation Committee.

11In Bezug auf Leistungs- und Erfolgsprogramme und -vergütungen legt der Verwaltungsrat oder, sofern an diesen delegiert, der Vergütungsausschuss die anzuwendenden Zuteilungs-, Vesting-, Ausübungs-, Verfalls- und Entschädigungsbedingungen fest. In Bezug auf im Voraus bestimmte Ereignisse, inklusive Kontrollwechsel, Tod, Invalidität, Beendigung des Arbeitsverhältnisses, Mandates oder anderen Vereinbarungen, bestimmt der Verwaltungsrat oder, sofern an diesen delegiert, der Vergütungsausschuss  über die Fortführung, Beschleunigung oder den Wegfall von Vesting- und Ausübungsbedingungen, die Zahlung oder Zuteilung von Vergütungen basierend auf tatsächlichen oder anzunehmenden Zielerreichungsgraden, oder den Verfall der entsprechenden Vergütung. Der Verwaltungsrat oder, sofern an diesen delegiert, der Vergütungsausschuss hat überdies die Befugnis, das Ermessen, die Pflichten und die Verantwortlichkeiten bezüglich Leistungs- und Erfolgsprogrammen und —vergütungen zu beachten, welche ihm in den von der Generalversammlung genehmigten anwendbaren Plänen zugewiesen sind.

[11]With respect to incentive programs and awards, the Board of Directors or, if delegated to it, the Compensation Committee, shall determine the applicable grant, vesting, exercise, forfeiture and recoupment conditions. With respect to pre-determined events, including change-of-control, death, disability, termination of employment, mandate or other agreements, the Board of Directors or, if delegated to it, the Compensation Committee shall provide for the continuation, acceleration or removal of vesting, and exercise conditions, the payment or grant of compensation based on actual or assumed target achievement, or for forfeiture of the particular award.  The Board of Directors, or, if delegated to it, the Compensation Committee, shall also have such authority, discretion, duties and responsibilities with respect to incentive programs and awards, as are described in any applicable plan that has been approved by a General Meeting of Shareholders.

[12]Tritt eine Person neu in eine Geschäftsleitungsfunktion ein oder wird ein Geschäftsleitungsmitglied innerhalb der Geschäftsleitung während einer Vergütungsperiode befördert, für welche der Maximalgesamtbetrag der Vergütung bereits durch die Generalversammlung genehmigt wurde, und reicht der genehmigte Betrag nicht aus, um zusätzlich die Vergütung für eine solche Person zu entrichten, steht der Gesellschaft oder Unternehmen, welche direkt oder indirekt von der Gesellschaft kontrolliert werden, für solche Personen für die relevante Vergütungsperiode ein zusätzlicher Betrag zur Verfügung (inklusive und nicht ausschliesslich zwecks Ausgleichs einer Vergütungseinbusse oder anderer finanzieller Nachteile als Folge eines Arbeitgeberwechsels), der 40% des Maximalgesamtbetrags der Vergütung der Mitglieder der Geschäftsleitung, welcher durch die Generalversammlung genehmigt wurde, entspricht, wobei diese zusätzliche Vergütung der Generalversammlung nicht zur Genehmigung vorgelegt werden muss.

12If a person newly assumes an executive management function or a member of the executive management is promoted within the executive management during a compensation period for which the maximum aggregate amount of compensation has already been approved by the General Meeting of Shareholders and the approved amount is not sufficient to also cover the compensation of such person, an additional amount of 40% of the maximum aggregate compensation of the members of the executive management that was approved by the General Meeting of Shareholders shall be available to the Company or companies directly or indirectly controlled by it to pay the additional compensation (including, without limitation, amounts paid for loss of compensation or other financial disadvantages caused by the change in employment) for all such persons with respect to the relevant compensation period, which additional compensation shall not be subject to approval by the General Meeting of Shareholders.

[13]Der Verwaltungsrat oder, sofern an diesen delegiert, der Vergütungsausschuss erlässt Richtlinien, Programme oder Pläne zur Umsetzung der in diesem Art. 25 vorgesehenen Grundsätze.	[13]The Board of Directors or, if delegated to it, the Compensation Committee shall issue guidelines, programs or plans to implement the principles set forth in this art. 25.

Art. 26 Schadloshaltung und Versicherungsleistungen	Art. 26 Indemnification and Insurance Coverage

[1]Soweit gesetzlich zulässig, hält die Gesellschaft aktuelle und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen aus Gesellschaftsmitteln für Schäden, Verluste und Kosten aus drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf-, verwaltungsrechtlicher oder anderer Natur (beispielsweise und nicht ausschliesslich Verantwortlichkeiten gestützt auf Vertragsrecht, Haftpflichtrecht und anderes anwendbares ausländisches Recht und alle angemessenen Anwalts-, Prozess- und anderen Kosten und Auslagen) schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmassen (i) aufgrund von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Pflichten oder behaupteten Pflichten oder (ii) aufgrund ihrer Position als Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft oder (iii) auf Aufforderung der Gesellschaft hin als Mitglied des Verwaltungsrates, der Geschäftsleitung oder als Arbeitnehmer oder Agent einer anderen Gesellschaft, eines Trusts oder eines anderen Unternehmens tätig sind oder waren, entstehen oder entstehen können. Diese Pflicht zur Schadloshaltung besteht nicht, soweit in einem endgültigen und rechtskräftigen Entscheid eines zuständigen Gerichts, Schiedsgerichts oder einer zuständigen Verwaltungsbehörde entschieden worden ist, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.

[1]The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the existing and former Directors and officers of the Company, and their heirs, executors and administrators out of the assets of the Company from and against all damages, losses, liabilities and expenses in connection with threatened, pending or completed actions, proceedings or investigations, whether civil, criminal, administrative or other (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of (i) any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or (ii) serving as Director or officer of the Company, or (iii) serving at the request of the Company as director, officer, or employee or agent of another corporation, partnership, trust or other enterprise. This indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court, arbitral tribunal or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of said person’s duties as Director or officer.

[2]Ohne den vorstehenden Absatz einzuschränken, soll die Gesellschaft aktuellen und ehemaligen Verwaltungsräten und Mitgliedern der Geschäftsleitung die Gerichts- und Anwaltskosten vorschiessen, die im Zusammenhang mit zivil-, straf- oder verwaltungsrechtlichen Verfahren oder im Zusammenhang mit Untersuchungen, wie in vorstehendem Absatz beschrieben, anfallen. Die Gesellschaft kann solche Kostenvorschüsse ablehnen oder zurückfordern, sofern ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde endgültig und rechtskräftig feststellt, dass der entsprechende Verwaltungsrat oder das entsprechende Mitglied der Geschäftsleitung eine vorsätzliche oder grobfahrlässige Verletzung ihrer gesetzlichen Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung begangen hat.

[2]Without limiting the foregoing, the Company shall advance to existing and former Directors and officers court costs and attorney fees in connection with civil, criminal, administrative or investigative proceedings as described in the preceding paragraph. The Company may reject and/or recover such advanced costs if a court or governmental or administrative authority of competent jurisdiction not subject to appeal holds that the Director or officer in question has committed an intentional or grossly negligent breach of his statutory duties as a Director or officer.

[3]Die Gesellschaft kann zugunsten jeder Person, die Verwaltungsratsmitglied, Geschäftsleitungsmitglied, Arbeitnehmer oder Vertreter der Gesellschaft war oder ist, oder welche auf Aufforderung der Gesellschaft hin als Mitglied des Verwaltungsrates, der Geschäftsleitung oder als Arbeitnehmer oder Vertreter einer anderen Gesellschaft, einer rechts- oder nicht-rechtsfähigen Personengesellschaft, eines Joint Venture, eines Trusts oder einem anderen Unternehmen tätig ist oder war, oder in einer treuhänderischen oder anderen Funktion bezüglich eines Mitarbeiterbeteiligungsplans der Gesellschaft tätig ist oder war, Versicherungen abschliessen hinsichtlich Verpflichtungen, welche aufgrund solcher Funktionen geltend gemacht oder eingegangen wurden, oder welche aufgrund der Stellung dieser Person entstehen, unabhängig davon, ob die Gesellschaft berechtigt ist, diese Person unter den Bestimmungen von Art. 26 gegenüber solchen Verpflichtungen schadlos zu halten. Die Versicherungsprämien werden der Gesellschaft oder ihren Tochtergesellschaften belastet und von diesen bezahlt.

[3]The Company may procure insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Company, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of art. 26. The insurance premiums shall be charged to and paid by the Company or its subsidiaries.

Art. 26a Mandate ausserhalb des Konzerns	Art. 26a Mandates Outside the Group

[1]Kein Mitglied des Verwaltungsrates kann mehr als vier zusätzliche Mandate bei börsenkotierten Gesellschaften (diese Gesellschaft ausgeschlossen) und zehn zusätzliche Mandate bei nicht börsenkotierten Gesellschaften, Stiftungen, Trusts oder anderen juristischen Personen wahrnehmen.

1No Director may hold more than four additional Mandates in listed companies (other than the Company) and ten additional Mandates in non-listed companies, foundations, trusts and other legal entities.

[2]Kein Mitglied der Geschäftsleitung kann mehr als zwei zusätzliche Mandate bei börsenkotierten Gesellschaften (diese Gesellschaft ausgeschlossen) und fünf zusätzliche Mandate bei nicht börsenkotierten Gesellschaften, Stiftungen, Trusts oder anderen juristischen Personen wahrnehmen.

2No member of the executive management may hold more than two additional Mandates in listed companies (other than the Company) and five additional Mandates in non-listed companies, foundations, trusts and other legal entities.

[3]Die folgenden Mandate fallen nicht unter die Beschränkungen gemäss Abs. 1 und Abs. 2 dieses Art. 26a:	[3]The following Mandates shall not be subject to the limitations set forth in para. 1 and para. 2 of this art. 26a:

(a) Mandate in Personen, welche die Gesellschaft kontrollieren, durch die Gesellschaft kontrolliert werden oder unter gemeinsamer Kontrolle mit der Gesellschaft stehen;	(a) Mandates in any Person which controls, is controlled by or is under common control with the Company;

(b)                       ohne Einschränkung von lit. a hiervor, Mandate, die auf Anordnung der Gesellschaft oder von Personen, welche die Gesellschaft kontrollieren, durch die Gesellschaft kontrolliert werden oder unter gemeinsamer Kontrolle mit der Gesellschaft stehen, wahrgenommen werden; wobei kein Mitglied des Verwaltungsrates oder der Geschäftsleitung mehr als zehn (10) solcher Mandate wahrnehmen kann; und

(b)                          without limitation to subpara. (a) above, Mandates held at the instructions of the Company or any Person which controls, is controlled by or is under common control with the Company; provided, however, that no member of the Board of Directors or the executive management shall hold more than ten (10) such Mandates; and

(c)                        Mandate in Vereinen und Verbänden, gemeinnützigen Organisationen, Not-For-Profit Organisationen, Stiftungen (einschliesslich Personalfürsorgestiftungen), Trusts und ähnliche Personen; wobei kein Mitglied des Verwaltungsrates oder der Geschäftsleitung mehr als zehn (10) solcher Mandate wahrnehmen kann.

(c)                           Mandates in associations, charitable organizations, not-for-profit organizations, foundations (including in relation to post-retirement benefits), trusts and similar Persons; provided, however, that no member of the Board of Directors or the executive management shall hold more than ten (10) such Mandates.

[4]Jedes Mitglied des Verwaltungsrates ist berechtigt, die Beschränkung dieses Art. 26a Abs. 1 bei einem Maximum von zwei Mandaten pro Kategorie zu überschreiten, und jedes Geschäftsleitungsmitglied ist berechtigt, die Beschränkungen gemäss Art. 26a Abs. 2 bei einem Maximum von zwei Mandaten pro Kategorie zu überschreiten, solange in beiden Fällen die Überschreitung nicht länger als sechs Monate dauert.

[4]Each Director shall be permitted to exceed the limitations set out in para. 1 of this art. 26a by a maximum of two Mandates per category, and each member of the executive management shall be permitted to exceed the limitations set out in para. 2 of this art. 26a by a maximum of two Mandates per category, in each case during a maximum period of six months.

Art. 26b Verträge betreffend Vergütung von Mitgliedern des Verwaltungsrats und der Geschäftsleitung	Art. 26b Agreements Regarding Compensation of Directors and Members of the Executive Management

[1]Die Kündigungsfrist jeder Vereinbarung mit einem Mitglied des Verwaltungsrates betreffend seine Vergütung als Mitglied des Verwaltungsrates darf eine Amtsdauer nicht überschreiten. Die Dauer einer befristeten Vereinbarung mit einem Mitglied des Verwaltungsrates betreffend seine Vergütung als Mitglied des Verwaltungsrates darf eine Amtsdauer nicht überschreiten.

[1]The notice period of any agreement entered into with a Director regarding the compensation as Director may not exceed a term of office. The duration of any fixed term agreement entered into with a Director regarding the compensation as Director may not exceed a term of office.

[2]Die Kündigungsfrist jeder Vereinbarung mit einem Mitglied der Geschäftsleitung betreffend seine Vergütung als Mitglied der Geschäftsleitung darf 12 Monate nicht übersteigen. Eine Vereinbarung mit einem Mitglied der Geschäftsleitung bezüglich der Vergütung als Mitglied der Geschäftsleitung kann befristet oder unbefristet sein, die Dauer jeder befristeten Vereinbarung darf aber 12 Monate nicht übersteigen.

[2]The notice period of any agreement entered into with a member of the executive management regarding compensation as a member of the executive management may not exceed 12 months. An agreement entered into with a member of the executive management regarding compensation as a member of the executive management may be of a fixed or indefinite term, but the duration of any fixed term agreement may not exceed 12 months.

[3]Die Mitglieder der Geschäftsleitung können nach der Kündigung während der Kündigungsfrist von ihrer Arbeitspflicht freigestellt werden. Die Gesellschaft kann Aufhebungsvereinbarungen oder ähnliche Verträge abschliessen.

[3]Members of the executive management may be released from their duty to work during the notice period following a notice of termination. The Company may agree to termination or similar agreements.

[4]Arbeitsverträge mit Mitgliedern der Geschäftsleitung können Vereinbarungen zu Konkurrenzverboten beinhalten, welche nach der Beendigung des Arbeitsvertrages bis zu 18 Monate fortdauern können, wobei jede, für eine Konkurrenzverbotsverpflichtung entrichtete Entschädigung die totale jährliche Vergütung des entsprechenden Mitgliedes der Geschäftsleitung, welche es während dem letzten vollen Geschäftsjahr erhielt, in welchem es angestellt war, nicht überschreiten darf.

[4]Employment contracts entered into with members of the executive management may include non-compete agreements covering a period of up to 18 months following termination of the employment contract, provided, however, that any consideration paid for a non-compete undertaking shall not exceed the total annual compensation of the relevant member of the executive management during the last full fiscal year when the member was employed.

[5]Neuen Mitgliedern der Geschäftsleitung kann eine Antrittsprämie in bar oder in jeder anderen Vergütungsform entrichtet werden, welche betragsmässig durch Art. 25 Abs. 1 oder durch den zusätzlichen Betrag von Art. 25 Abs. 13 gedeckt ist.

[5]New members of the executive management may be paid a sign-on bonus in cash or in any other form of compensation that is covered by the amount according to art. 25 para. 1 or by the additional amount according to art. 25 para. 12.

Art. 26c Darlehen und Vorsorgeleistungen	Art. 26c Loans and Post-Retirement Benefits

[1]Die Gesellschaft gewährt keine Darlehen an Mitglieder des Verwaltungsrates oder der Geschäftsleitung (ausser, sofern dies nach den jeweils anwendbaren Gesetzen und Rechtsvorschriften zulässig ist, wobei der totale Betrag solcher Darlehen den Betrag der jährlichen Vergütung des jeweiligen Mitgliedes des Verwaltungsrates oder der Geschäftsleitung nicht übersteigen darf).

[1]The Company shall not grant loans to any Director or any member of the executive management (except to the extent permitted under any applicable laws and regulations, provided, however, that the total amount of such loans shall not exceed an amount corresponding to the annual compensation of the relevant Director or member of the executive management).

[2]Die Gesellschaft kann an ein jeweiliges Mitglied der Geschäftsleitung Vorsorgeleistungen ausserhalb der beruflichen Vorsorge ausrichten,  wobei derartige Vorsorgeleistungen den Betrag der totalen jährlichen Vergütung vor der Pensionierung nicht übersteigen dürfen.

[2]The Company may grant a member of the executive management post-retirement benefits beyond occupational pensions, provided, however, that such post-retirement benefits may not exceed an amount corresponding to the total annual compensation preceding the retirement.

Art. 26d Rechtsnatur der Statutenbestimmungen	Art. 26d Legal Nature of Articles

Die Bestimmungen dieses Kapitels III (Organisation der Gesellschaft) sind gesellschaftsrechtlicher Natur und bilden keine Grundlage für individuelle Ansprüche jedweder Person.	The provisions of this chapter III (Organization of the Company) qualify as company law and do not give rise to individual claims of any Person.

C. Revisionsstelle	C. Auditors

Art. 27 Revisionspflicht, Wahl und Ernennung der Revisionsstelle	Art. 27 Duty of Audit, Election and Appointment of Auditors

[1]Die Revisionsstelle wird von der Generalversammlung gewählt.	[1]The auditors shall be elected by the General Meeting of Shareholders.

[2]Der Verwaltungsrat überwacht die Einhaltung der entsprechenden Vorschriften und schlägt der Generalversammlung eine Revisionsstelle zur Wahl vor, welche die entsprechenden Voraussetzungen erfüllt, insbesondere betreffend der Befähigung und der Unabhängigkeit gemäss den Bestimmungen des OR (Art. 727 ff.) und des Revisionsaufsichtsgesetzes.

[2]The Board of Directors shall monitor compliance with these requirements and nominate for election by the General Meeting of Shareholders such auditors which meet the respective requirements, in particular, regarding qualification and independence pursuant to the provisions of the CO (art. 727 et seq.) and the applicable law on supervision of auditors.

[3]Die Generalversammlung kann eine zusätzliche, spezielle Revisionsstelle wählen, welche insbesondere die vom Gesetz bei Kapitalerhöhungen und Kapitalherabsetzungen verlangten Prüfungsbestätigungen abgibt.

[3]The General Meeting of Shareholders may appoint a special auditor firm entrusted in particular with the examinations required by applicable law in connection with share capital increases or share capital reductions.

[4]Die Amtsdauer der Revisionsstelle und (falls eingesetzt) der speziellen Revisionsstelle beginnt mit dem Tag der Wahl und endet mit der darauffolgenden ordentlichen Generalversammlung.

[4]The term of office of the auditors and (if appointed) the special auditors shall be one year. The term of office shall commence on the day of election, and shall terminate on the first annual Ordinary General Meeting of Shareholders following their election.

Art. 28 Rechte und Pflichten	Art. 28 Duties and Rights

[1]Der Revisionsstelle obliegen die Rechte und Pflichten gemäss Art. 728 ff. OR.	[1]The auditors rights and obligations are those provided for in art. 728 et seq. CO.

[2]Die Revisionsstelle muss an der Generalversammlung, die über die Genehmigung der Jahresrechnung und, falls erforderlich, der Konzernrechnung sowie über die Verwendung des Bilanzgewinns Beschluss fasst, anwesend sein.

[2]The auditors must attend the General Meeting of Shareholders which approves the annual financial accounts as well as, if applicable, the consolidated financial statements and which resolves upon the distribution of the profits.

IV. Buchführung, Geschäftsjahr, Dividenden, Mitteilungen, Liquidation	IV. Accounting Principles, Business Year, Dividends, Information, Liquidation

Art. 29 Geschäftsjahr	Art. 29 Business Year

Der Verwaltungsrat legt das Geschäftsjahr fest.	The business year is to be determined by the Board of Directors.

Art. 30 Verwendung des Gewinns	Art. 30 Distribution of Profits

[1]Über den Bilanzgewinn verfügt die Generalversammlung im Rahmen der anwendbaren gesetzlichen Vorschriften. Der Verwaltungsrat unterbreitet ihr seine Vorschläge.

[1]The profit shown on the annual statutory balance sheet shall be allocated by the General Meeting of Shareholders in accordance with applicable law. The Board of Directors shall submit its proposals to the General Meeting of Shareholders.

[2]Neben der gesetzlichen Reserve können weitere Reserven geschaffen werden.	[2]Further reserves may be taken in addition to the reserves required by law.

[3]Dividenden, welche nicht innerhalb von fünf Jahren nach ihrem Auszahlungsdatum bezogen werden, fallen an die Gesellschaft und werden in die allgemeinen gesetzlichen Reserven verbucht.	[3]Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general statutory reserves.

Art. 31 Auflösung und Liquidation	Art. 31 Dissolution and Liquidation

[1]Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	[1]The General Meeting of Shareholders may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and of the Articles of Association.

[2]Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.	[2]The liquidation shall be carried out by the Board of Directors to the extent that the General Meeting of Shareholders has not entrusted the same to other persons.

[3]Die Liquidation der Gesellschaft erfolgt nach Massgabe von Art. 742 ff. OR. Die Liquidatoren sind befugt, über die Aktiven der Gesellschaft (inkl. Grundeigentum) mittels privatrechtlichen Verträgen zu verfügen.

[3]The liquidation of the Company shall take place in accordance with art. 742 et seq. CO. The liquidators are authorized to dispose of assets (including real estate) by way of private contract.

[4]Nach Tilgung aller Schulden wird das Nettovermögen der Gesellschaft nach Massgabe der einbezahlten Beträge unter den Aktionären verteilt.	[4]After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid-in.

Art. 32 Mitteilungen	Art. 32 Information

[1]Das Publikationsorgan der Gesellschaft ist das SHAB.	[1]The publication instrument of the Company is the SHAB.

[2]Soweit keine individuelle Benachrichtigung durch das Gesetz, börsenrechtliche Bestimmungen oder diese Statuten verlangt wird, gelten sämtliche Einladungen oder Mitteilungen an die Aktionäre als gültig erfolgt, wenn sie im SHAB veröffentlicht worden sind.

2To the extent that individual notification is not required by law, stock exchange regulations or these Articles, all invitations or communications to the shareholders shall be deemed valid and made if published in the SHAB.

[3]Schriftliche Bekanntmachungen der Gesellschaft an die Aktionäre gelten als zugestellt, wenn sie (i) auf dem ordentlichen Postweg an die letzte im Aktienbuch verzeichnete Adresse des Aktionärs oder des bevollmächtigten Empfängers geschickt werden oder (ii) auf eine andere Weise, die gemäss SEC Vorschriften erlaubt ist, übermittelt werden. Finanzinstitute, welche Aktien für wirtschaftlich Berechtigte halten und als solche im Aktienbuch eingetragen sind, gelten als bevollmächtigte Empfänger.

[3]Written communications by the Company to its shareholders shall be sent by (i) ordinary mail to the last address of the shareholders or authorized recipient recorded in the share register, or (ii) any other method permitted by SEC rules and regulations. Financial institutions holding shares for Beneficial Owners and recorded in such capacity in the share register shall be deemed to be authorized recipients.

Art. 33 Allgemeine Definitionen	Art. 33 General Definitions

“Clearing Nominee” wird definiert als ein Nominee der Clearing Stelle der Aktien der Gesellschaft (wie z.B. Cede & Co., dem Nominee der Depository Trust Company, einer Clearing- und Depositenstelle in den Vereinigten Staaten von Amerika);

“Clearing Nominee” means nominees of clearing organizations for the shares of the Company (such as Cede & Co., the Nominee of The Depository Trust Company, a United States securities depositary and clearing agency);

“Exchange Act” wird definiert als das Gesetz des Kongresses der Vereinigten Staaten von Amerika, bekannt als “Securities Exchange Act” von 1934, inklusive sämtlicher Anpassungen seit dem Erlass des Gesetzes;

“Exchange Act” means the Act of United States Congress known as the Securities Exchange Act of 1934, as the same has been or hereafter may be amended from time to time;

“Gesellschaft” wird definiert als TE Connectivity Ltd., welche im Handelsregister des Kantons Schaffhausen eingetragen ist;	“Company” means TE Connectivity Ltd., duly registered with the commercial register of the canton of Schaffhausen;

“Nominee” wird definiert als eine Person, welche die Aktien im eigenen Namen direkt oder indirekt für den Wirtschaftlichen Eigentümer hält;	“Nominee” means a Person holding the shares in its own name directly or indirectly on behalf of the Beneficial Owner;

“Mandat” wird definiert als jeglicher Einsitz in das oberste Leitungs- oder Verwaltungsorgan einer Person, die zur Eintragung in ein schweizerisches Handelsregister oder ein entsprechendes ausländisches Register verpflichtet ist. Mandate in unterschiedlichen Personen, welche unter einheitlicher Kontrolle oder wirtschaftlicher Berechtigung stehen, werden als ein Mandat behandelt.

“Mandate” means any position in the supreme governing body of a Person that is required to be registered in a Swiss commercial register or a foreign register of equivalent nature. Mandates in different Persons that are under joint control or Beneficial Ownership shall be deemed to be one Mandate.

“OR” wird definiert als Schweizerisches Obligationenrecht (Systematische Sammlung des Schweizer Recht, Nr. 220);	“CO” means the Swiss Code of Obligations (Systematic collection of Swiss law, Nr. 220);

“Person” wird definiert als jede natürliche Person, Kapitalgesellschaft, Trust, rechts- oder nicht- rechtsfähige Personengruppe oder jeder andere privat- oder öffentlichrechtliche Rechtsträger inklusive der Regierung eines Landes, eine einer Regierung untergeordnete Regierungsorganisation oder ein politischer Gliedstaat;

“Person” means any individual, general or limited partnership, corporation, association, trust, estate, company (including a limited liability company) or any other entity or organization including a government, a political subdivision or agency or instrumentality thereof;

“SEC” wird definiert als United States Securities and Exchange Commission.	“SEC” means the United States Securities and Exchange Commission.

“SHAB” wird definiert als das Schweizerische Handelsamtsblatt;	“SHAB” means the Swiss Official Journal of Commerce;

“Teilnehmer” wird definiert als jeder Teilnehmer einer Clearing-Stelle für welche ein Clearing Nominee handelt;	“Participant” means any participant of a clearing organization for which a Clearing Nominee is acting;

“Tochtergesellschaft” wird definiert als jede andere Gesellschaft, die per Mehrheit der stimmberechtigten Aktien direkt oder indirekt von der Gesellschaft beherrscht wird;	“Subsidiary” means any other corporation of which a majority of the voting shares are owned, directly or indirectly, by the Company;

“Transfer Agent” wird definiert als ein Trust, eine Gesellschaft, eine Bank oder eine ähnliche Rechtskörperschaft, welche die Bucheinträge von nicht-zertifizierten Aktien verwaltet;	“Transfer Agent” means a trust, company, bank or similar entity handling the book entries of shares that are not represented by Aktienzertifikate;

“Verwaltungsrat” wird definiert als Verwaltungsrat der Gesellschaft; und	“Director” means a member of the board of directors of the Company; and

“Wirtschaftlicher Eigentümer” im Bezug auf Aktien der Gesellschaft wird definiert als jede Person, (i) welche an den Aktien wirtschaftlich berechtigt ist, wie dies unter den Bestimmungen der Sektion 13(d) des Exchange Act sowie den dazugehörigen Reglementen definiert ist.

“Beneficial Owner” with respect to shares of the Company shall mean any Person who “beneficially owns” such shares within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder.

Art. 34 Definitionen betreffend Zusammenschlüsse mit Nahestehenden Aktionären	Art. 34 Definitions regarding Business Combinations with Interested Shareholders

Wie in Art. 18 verwendet:	As used in art. 18:

“Eigentümer(in)” unter Einschluss der Begriffe “Eigentum halten” und “Eigentum gehalten”, wenn verwendet mit Bezug auf Aktien, bedeutet jede Person, welche allein oder zusammen mit oder durch Nahestehende Gesellschaften oder Nahestehende Personen:

“Owner,” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its Affiliates or Associates:

(a) Wirtschaftliche Eigentümerin dieser Aktien ist, direkt oder indirekt; oder	(a) beneficially owns such shares, directly or indirectly; or

(b)                       (1) das Recht hat, aufgrund eines Vertrags, einer Absprache oder einer anderen Vereinbarung, oder aufgrund der Ausübung eines Wandel-, Tausch-, Bezugs- oder Optionsrechts oder anderweitig Aktien zu erwerben (unabhängig davon, ob dieses Recht sofort ausübbar ist oder nur nach einer gewissen Zeit); vorausgesetzt, dass eine Person nicht als Eigentümerin derjenigen Aktien gelten soll, die im Rahmen eines Übernahme- oder Umtauschangebots, das diese Person oder eine dieser Person Nahestehende Gesellschaft oder Nahestehende Person eingeleitet hat, angedient werden, bis diese angedienten Aktien verbindlich zum Kauf oder Tausch akzeptiert werden; oder (2) das Recht hat, die Stimmrechte dieser Aktien aufgrund eines Vertrags, einer Absprache oder einer anderen Vereinbarung auszuüben; vorausgesetzt, dass eine Person nicht als Eigentümerin von Aktien gilt infolge des Rechts, das Stimmrecht auszuüben, soweit der diesbezügliche Vertrag, die diesbezügliche Absprache oder die diesbezügliche andere Vereinbarung nur aufgrund einer widerruflichen Vollmacht (proxy) oder Zustimmung zustande gekommen ist, und diese Vollmacht (proxy) oder Zustimmung in Erwiderung auf eine an 10 oder mehr Personen gemachte diesbezügliche Aufforderung ergangen ist; oder

(b)                       has (1) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (2) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(c)                        zwecks Erwerbs, Haltens, Stimmrechtsausübung (mit Ausnahme der Stimmrechtsausübung aufgrund einer widerruflichen Vollmacht (proxy) oder Zustimmung wie im vorstehenden Paragraph (b)(2) umschrieben) oder Veräusserung dieser Aktien mit einer anderen Person in einen Vertrag, eine Absprache oder eine andere Vereinbarung getreten ist, die direkt oder indirekt entweder selbst oder über ihr Nahestehende Gesellschaften oder Nahestehende Personen wirtschaftlich Eigentümerin dieser Aktien ist;

(c)                        has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b)(2) of the preceding subparagraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares;

Der Begriff “Kapitalgesellschaft” meint eine körperschaftlich organisierte Gesellschafts- oder Rechtsform;	“Corporation” means a company and any other incorporated association or entity;

“Kontrolle”, einschliesslich die Begriffe “kontrollierend”, “kontrolliert von” und “unter gemeinsamer Kontrolle mit”, bedeutet die Möglichkeit, direkt oder indirekt auf die Geschäftsführung und die Geschäftspolitik einer Person Einfluss zu nehmen, sei es aufgrund des Haltens von Stimmrechten, eines Vertrags oder auf andere Weise. Eine Person, welche Eigentümerin von 20% oder mehr der ausgegebenen oder ausstehenden Stimmrechte einer Kapitalgesellschaft, rechts- oder nicht-rechtsfähigen Personengesellschaft oder eines anderen Rechtsträgers ist, hat mangels Nachweises des Gegenteils unter Anwendung des Beweismasses der überwiegenden Wahrscheinlichkeit vermutungsweise Kontrolle über einen solchen Rechtsträger; ungeachtet des Voranstehenden gilt diese Vermutung der Kontrolle nicht, wenn diese Person in Treu und Glauben und nicht zur Umgehung dieser Bestimmung Stimmrechte als Stellvertreter (agent), Bank, Börsenmakler (broker), Nominee, Depotbank (custodian) oder Treuhänder (trustee) für einen oder mehrere Eigentümer hält, die für sich allein oder zusammen als Gruppe keine Kontrolle über den betreffenden Rechtsträger haben;

“Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this article, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

“Nahestehender Aktionär” bedeutet jede Person, inklusive deren Nahestehende Gesellschaften oder Nahestehende Personen (unter Ausschluss der Gesellschaft oder jeder Tochtergesellschaft), die Wirtschaftliche Eigentümerin von 15% oder mehr des im Handelsregister eingetragenen Aktienkapitals ist oder während irgendeines Zeitpunktes innerhalb von drei Jahren unmittelbar vor dem relevanten Zeitpunkt, wobei eine Person nicht als Nahestehender Aktionär gilt, wenn das Eigentum an Aktien im Umfang über 15% das Resultat von Handlungen ist, die ausschliesslich der Gesellschaft zuzurechnen sind, wobei eine solche Person ein Nahestehender Aktionär ist, wenn sie im Nachhinein zusätzliche Aktien erwirbt, ausser im Gefolge weiterer gesellschaftsrechtlicher Handlungen, welche nicht direkt oder indirekt von dieser Person veranlasst wurden. Zur Bestimmung, ob eine Person ein Nahestehender Aktionär ist, werden die im Handelsregister eingetragenen Aktien als relevant betrachtet, unter Ausschluss von nicht ausgegebenen Aktien, die aufgrund eines Vertrags, einer Absprache oder einer anderen Vereinbarung, oder aufgrund der Ausübung eines Wandel-, Bezugs- oder Optionsrechts oder anderweitig ausgegeben werden;

“Interested Shareholder” means any Person, including its Affiliates and Associates (other than the Company and Subsidiary), that is, or was at any time within the three-year period immediately prior to the date in question, the Beneficial Owner of 15% or more of the share capital registered in the commercial register; provided, however, that the term Interested Shareholder shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional voting shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the shares registered in the commercial register shall be relevant, which do not include any unissued shares of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

“Nahestehende Gesellschaft” bedeutet jede Person, die direkt oder indirekt über eine oder mehrere Mittelspersonen eine andere Person kontrolliert, von einer anderen Person kontrolliert wird, oder unter gemeinsamer Kontrolle mit einer anderen Person steht;

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another person;

“Nahestehende Person” bedeutet, wenn verwendet zur Bezeichnung einer Beziehung zu einer Person:	“Associate” when used to indicate a relationship with any person, means:

(a)                       jede Kapitalgesellschaft, rechts- oder nicht-rechtsfähige Personengesellschaft oder ein anderer Rechtsträger, von welcher diese Person Mitglied des Leitungs- oder Verwaltungsorgans der Geschäftsleitung oder Gesellschafter ist, oder von welcher diese Person, direkt oder indirekt, Eigentümerin von 20% oder mehr einer Kategorie von Aktien oder anderen Anteilsrechten ist, die ein Stimmrecht vermitteln;

(a)                     any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares;

(b)                       jedes Treuhandvermögen (trust) oder jede andere Vermögenseinheit, an der diese Person wirtschaftlich einen Anteil von mindestens 20% hält oder in Bezug auf welche diese Person als Verwalter (trustee) oder in ähnlicher treuhändischer Funktion tätig ist; und

(b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

(c) jeder Verwandte, Ehe- oder Lebenspartner dieser Person, oder jede Verwandte des Ehe- oder Lebenspartners, jeweils soweit diese den gleichen Wohnsitz haben wie diese Person.	(c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

“Person” bedeutet jede natürliche Person, Kapitalgesellschaft, rechts- oder nicht-rechtsfähige Personengesellschaft oder jeder andere Rechtsträger;	“Person” means any individual, corporation, partnership, unincorporated association or other entity;

“Zusammenschluss” bedeutet, wenn im Rahmen dieser Statuten in Bezug auf die Gesellschaft oder einen Nahestehenden Aktionär der Gesellschaft verwendet:	“Business combination” when used in reference to any corporation and any interested shareholder of such corporation, means:

(a)                       jede Fusion oder andere Form des Zusammenschlusses der Gesellschaft oder einer Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, mit (1) dem Nahestehenden Aktionär oder (2) einer anderen Kapitalgesellschaft, rechts- oder nicht-rechtsfähigen Personengesellschaft oder einem anderen Rechtsträger, soweit diese Fusion oder andere Form des Zusammenschlusses durch den Nahestehenden Aktionär verursacht worden ist; oder

(a)                     any amalgamation or consolidation of the Company or any Subsidiary of the Company with (1) the Interested Shareholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the amalgamation or consolidation is caused by the Interested Shareholder; or

(b)                       jeder Verkauf, jede Vermietung oder Verpachtung, hypothekarische Belastung oder andere Verpfändung, Übertragung oder andere Verfügung (ob in einer oder mehreren Transaktionen), ausser im Rahmen eines Tauschs, von Vermögenswerten der Gesellschaft oder einer Tochtergesellschaft an einen Nahestehenden Aktionär (ausser soweit der Zuerwerb unter einer der genannten Transaktionen proportional als Aktionär erfolgt), soweit diese Vermögenswerte einen Marktwert von 10% oder mehr entweder des auf konsolidierter Basis aggregierten Marktwertes aller Vermögenswerte der Gesellschaft oder des aggregierten Marktwertes aller dann ausgegebenen Aktien haben, unabhängig davon, ob eine dieser Transaktionen Teil einer Auflösung der Gesellschaft ist oder nicht; oder

(b)                     any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of such corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any Subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company; or

(c)                        jede Transaktion, die dazu führt, dass die Gesellschaft oder eine Tochtergesellschaft Aktien der Gesellschaft oder von Tochtergesellschaften an den Nahestehenden Aktionär ausgibt oder überträgt, es sei denn: (i) aufgrund der Ausübung, des Tauschs oder der Wandlung von Finanzmarktinstrumenten, die in Aktien der Gesellschaft oder Aktien einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, ausgeübt, getauscht oder gewandelt werden können, vorausgesetzt, die betreffenden Finanzmarktinstrumente waren zum Zeitpunkt, in dem der Nahestehende Aktionär zu einem solchen wurde, bereits ausgegeben; (ii) als Dividende oder Ausschüttung an alle Aktionäre, oder aufgrund der Ausübung, des Tauschs oder der Wandlung von Finanzmarktinstrumenten, die in Aktien der Gesellschaft oder Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, ausgeübt, getauscht oder gewandelt werden können, vorausgesetzt, diese Finanzinstrumente werden allen Aktionären einer Aktienklasse oder Aktienkategorie anteilsmässig ausgegeben, nachdem der Nahestehende Aktionär zu einem solchen wurde; (iii) gemäss einem Umtauschangebot der Gesellschaft, Aktien von allen Aktionären zu den gleichen Bedingungen zu erwerben; oder (iv) aufgrund der Ausgabe der Übertragung von Aktien durch die Gesellschaft; vorausgesetzt, dass in keinem der unter (iii) und (iv) genannten Fälle der proportionale Anteil des Nahestehenden Aktionärs an den Aktien einer Aktienklasse oder Aktienkategorie erhöht werden darf; oder

(c)                      any transaction which results in the issuance or transfer by the Company or by any Subsidiary of the Company of any shares of the Company or of such Subsidiary to the Interested Shareholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of such Corporation or any such Subsidiary which securities were outstanding prior to the time that the Interested Shareholder became such; (ii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of such corporation or any such Subsidiary which security is distributed, pro rata to all holders of a class or series of shares of such corporation subsequent to the time the Interested Shareholder became such; (iii) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares; or (iv) any issuance or transfer of shares by the Company; provided however, that in no case under items (iii) and (iv) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the shares of any class or series of the Company or of the voting shares of the Company; or

(d)                       jede Transaktion, in welche die Gesellschaft oder Tochtergesellschaft involviert ist, und die direkt oder indirekt dazu führt, dass der proportionale Anteil der vom Nahestehenden Aktionär gehaltenen Aktien jeglicher Klasse oder Kategorie, in Aktien wandelbare Obligationen oder Aktien von Tochtergesellschaften erhöht wird, ausser eine solche Erhöhung ist nur unwesentlich und die Folge eines Spitzenausgleichs für Fraktionen oder eines Rückkaufs oder einer Rücknahme von Aktien, soweit diese(r) weder direkt noch indirekt durch den Nahestehenden Aktionär verursacht wurde; oder

(d)                     any transaction involving the Company or any Subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into the shares of any class or series, of the Company or of any such Subsidiary which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(e)                        jeder direkte oder indirekte Empfang von Darlehen, Vorschüssen, Garantien, Bürgschaften, oder garantieähnlichen Verpflichtungen, Pfändern oder anderen finanziellen Begünstigungen (mit Ausnahme einer solchen, die gemäss den Unterabschnitten (a) bis (d) dieses Artikels ausdrücklich erlaubt ist sowie einer solchen, die proportional an alle Aktionäre erfolgt) durch die oder über die Gesellschaft oder eine direkte oder indirekte Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, durch den Nahestehenden Aktionär.

(e)                      any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (a) to (d) of this paragraph) provided by or through the Company or any direct or indirect majority-owned Subsidiary.

Art. 35 Sprache der Statuten	Art. 35 Language of the Articles

Diese Statuten existieren in deutscher und englischer Fassung. Die deutsche Fassung geht vor.	A German and an English version exist of these Articles of Association. The German version shall prevail.

Zürich, 3. März 2015 (Stand nach Annahme der Traktanden 8, 9, 10, 11 und 18 der Generalversammlung vom 3. März 2015)	Zurich, 3 March 2015 (articles of association reflecting the status after approval of agenda items 8, 9, 10, 11 and 18 of the shareholders’ meeting as of 3 March 2015)